UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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3501 County Road 6 East Elkhart, IN 46514 (574) 535-1125

April 11, 2017

Dear Fellow Stockholders:

You are cordially invited to join us for our 2017 Annual Meeting of Stockholders, which will be held at the JW Marriott Essex House, 160 Central Park S., New York, New York 10019 on May 25, 2017 at 9:00 A.M.

The Secretary’s Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the annual meeting. Members of our Board of Directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

Your vote is very important. Whether or not you attend the meeting, we encourage you to submit your proxy vote by Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

We appreciate your continued support of our Company.

Sincerely,

JAMES F. GERO
Chairman of the Board

LCI INDUSTRIES
3501 County Road 6 East
Elkhart, Indiana 46514

Notice of Annual Meeting of Stockholders
to be held May 25, 2017

NOTICE IS HEREBY GIVEN to the holders of common stock of LCI Industries that the Annual Meeting of Stockholders of LCI Industries (the “Company”) will be held at the JW Marriott Essex House, 160 Central Park S., New York, New York 10019 on May 25, 2017 at 9:00 A.M., for the following purposes:

(1)	To elect nine Directors to serve until the next Annual Meeting of Stockholders, each as recommended by the Board of Directors;

(2)	To approve, in a non-binding advisory vote, the compensation provided to the Company’s named executive officers as described in the accompanying Proxy Statement;

(3)	To determine, in a non-binding advisory vote, whether future stockholder votes on the compensation of the Company’s named executive officers should occur every one, two or three years;

(4)	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2017; and

(5)	To transact such other corporate business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed March 31, 2017 as the record date for the meeting, and only holders of record of the Company’s common stock at the close of business on that date will be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.
A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and will be available for inspection at the time of the meeting, at the place thereof.

By Order of the Board of Directors,

ROBERT A. KUHNS
Vice President-Chief Legal Officer and Secretary
Dated: April 11, 2017
Elkhart, IN

NOTICE TO HOLDERS OF COMMON STOCK
YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING.
IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND
RETURN THE ENCLOSED PROXY CARD SO THAT YOU WILL BE REPRESENTED.
A POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
IF YOU ARE VOTING OVER THE INTERNET, PLEASE DO NOT RETURN
THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2017.

THIS NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND OUR 2016 ANNUAL REPORT TO STOCKHOLDERS, INCLUDING OUR 2016 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM.

4

Proposal 4. APPOINTMENT OF AUDITORS	47
Fees for Independent Auditors	47
REPORT OF THE AUDIT COMMITTEE	48
TRANSACTION OF OTHER BUSINESS	49
STOCKHOLDER PROPOSALS	49

LCI INDUSTRIES
3501 County Road 6 East
Elkhart, Indiana 46514

PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

General Information
The Board of Directors of LCI Industries, a Delaware corporation (the “Company”), is soliciting proxies for use at the Annual Meeting of Stockholders to be held at the JW Marriott Essex House, 160 Central Park S., New York, New York 10019 on May 25, 2017 at 9:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 31, 2017 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting.
All validly completed and executed proxies received by the Company (whether by mail or via the Internet) in time for the Annual Meeting will be voted in the manner indicated on the proxies and, if no contrary instructions are indicated, “FOR” the Directors named in Proposal 1, “FOR” Proposals 2 and 4 and “ONE YEAR” for Proposal 3. If specific instructions are indicated, the proxies will be voted in accordance with such instructions. Each proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. A proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not revoke a proxy. This Proxy Statement and the accompanying form of proxy card solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 11, 2017.
If you are the record holder of your shares (that is, you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee), you may choose to submit your proxy via the Internet. The website to submit your proxy via the Internet is www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day until 11:59 P.M., Eastern Time, on May 24, 2017. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Submitting your proxy via the Internet also will be available to stockholders owning shares held in “street name.” If you submit your proxy via the Internet, you do not need to return your proxy card.
The cost of solicitation by the Company, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of Directors and employees of the Company to solicit proxies, without additional compensation.
The Annual Report to Stockholders of the Company for the year ended December 31, 2016, together with this Proxy Statement, is being delivered to each stockholder of record who requested paper copies of these materials.
THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 3501 COUNTY ROAD 6 EAST, ELKHART, INDIANA 46514, TELEPHONE (574) 535-1125, E-MAIL LCII@LCI1.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE INVESTOR’S PAGE OF THE COMPANY’S WEBSITE AT WWW.LCI1.COM AND AT WWW.PROXYVOTE.COM.

THE COMPANY
LCI Industries (“LCII” or the “Company”), through its wholly-owned subsidiary Lippert Components, Inc. and its subsidiaries (collectively, “Lippert Components” or “LCI”), supplies domestically and internationally a broad array of components for the leading original equipment manufacturers (“OEMs”) of recreational vehicles (“RVs”) and adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; trucks; pontoon boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors and service centers.
LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories.
The Company is focused on profitable growth in its industries, both organic and through acquisitions. In order to support this growth, over the past several years the Company has expanded its geographic market and product lines, consolidated manufacturing facilities, and integrated manufacturing, distribution and administrative functions. At December 31, 2016, the Company operated 48 manufacturing and distribution facilities located throughout the United States and in Canada and Italy.
2016 was a year of outstanding operational and financial performance. Consolidated net sales for the year ended December 31, 2016 increased to a record $1.7 billion, 20 percent higher than consolidated net sales for the year ended December 31, 2015 of $1.4 billion. Acquisitions completed by the Company in 2016 added $64 million in net sales. The 15 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, LCI’s primary OEM market, as well as increased content per RV unit, positively impacted net sales growth in 2016. Further, the Company organically increased sales to adjacent industries and the aftermarket.
For the full-year 2016, the Company’s net income increased to $129.7 million, or $5.20 per diluted share, up from net income of $74.3 million, or $3.02 per diluted share, in 2015.
For 2016, the Company achieved a 26.0 percent return on equity, an improvement from the 18.4 percent return on equity in 2015. In April, June and September 2016, the Company paid a quarterly dividend of $0.30 per share, aggregating $7.3 million, $7.4 million and $7.4 million, respectively. In December 2016, the Company paid a quarterly dividend of $0.50 per share, aggregating $12.4 million.
Our results of operations are discussed in detail in the accompanying Annual Report.
The Company was incorporated under the laws of Delaware on March 20, 1984, and is the successor to Drew National Corporation, which was incorporated under the laws of Delaware in 1962. The Company’s principal executive and administrative offices are located at 3501 County Road 6 East, Elkhart, Indiana 46514; telephone number (574) 535-1125; website: www.lci1.com; e-mail: LCII@lci1.com. Note that the information located on our website, whether or not referred to in this Proxy Statement, is not incorporated by reference into this Proxy Statement.

VOTING SECURITIES
The Company’s Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “LCII.”
Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. At the close of business on the Record Date, there were 24,905,261 shares of our Common Stock outstanding and eligible to vote at the Annual Meeting. A majority in voting power of the outstanding shares of Common Stock entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. “Broker non-votes” means shares held of record by a broker for which the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion. Broker non-votes are not counted as votes cast for any purpose in determining whether any matter being considered at the Annual Meeting has been approved.
If the persons present or represented by proxy at the meeting constitute the holders of less than a majority in voting power of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned by the stockholders who are present, by a majority in voting power thereof, to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and, if possible, broker non-votes.

Vote Required on Proposals
Proposal 1–Election of Nine Directors: Directors are elected by a plurality of the votes cast at the meeting. This means that the nominees who receive the most votes will be elected as directors to fill the seats open for election until the next annual meeting or until their successors shall be elected and qualify. The Company does not have cumulative voting. Under the NYSE rules, your brokerage firm or other nominee that is a member of the NYSE is not permitted to vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules. Abstentions, and broker non-votes represented by submitted proxies, will not be taken into account in determining the outcome of this proposal.
Proposal 2–Advisory Vote on Executive Compensation: To be approved, this advisory proposal requires an affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock which are present or represented by proxy at the meeting and entitled to vote thereon. This means that the votes that our stockholders who are present or represented by proxy at the meeting cast “FOR” this proposal must exceed the votes that such stockholders cast “AGAINST” this proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. Proposal 2 is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.
Proposal 3–Advisory Vote on Frequency of Say-on-Pay Vote: A plurality of the votes cast at the meeting will determine, in a non-binding vote, whether future advisory and non-binding votes to approve the compensation of our Named Executive Officers will occur every three years, every two years or every year. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. Proposal 3 is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are member of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions, and broker non-votes represented by submitted proxies, will not be taken into account in determining the outcome of this proposal.
Proposal 4–Appointment of Auditors: To be approved, this proposal requires an affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock which are present or represented by proxy at the meeting and entitled to vote thereon. This means that the votes that our stockholders who are present or represented by proxy at the meeting cast “FOR” this proposal must exceed the votes that such stockholders cast “AGAINST” this proposal. Proposal 4 is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ shares on Proposal 4 if their customers have not furnished voting instructions within a specified period of time prior to the meeting. Abstentions will have the same effect as a vote against the proposal.
We are not currently aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjournment or postponement of the meeting, your proxy includes a grant of discretionary authority to the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.
In order to minimize the number of broker non-votes, if you hold your shares in “street name,” the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice provided by such organization.
Recommendations of the Board of Directors
The Board of Directors recommends that you vote:

•	FOR each of the nominees for the Board of Directors named in this Proxy Statement (Proposal 1).

•	FOR advisory approval of the compensation provided to the Company’s Named Executive Officers as described in this Proxy Statement (Proposal 2).

•	ONE YEAR with respect to the frequency of future advisory votes on compensation (Proposal 3).

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2017 (Proposal 4).

Principal Holders of Voting Securities
Set forth below is information with respect to each person known to the Company on March 31, 2017 to be the beneficial owner of more than five percent of any class of the Company’s voting securities. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class

BlackRock, Inc. (2)	2,675,754	10.7%
55 East 52nd Street New York, NY 10055

The Vanguard Group, Inc. (3)	1,973,114	7.9%
100 Vanguard Boulevard Malvern, PA 19355

Neuberger Berman Group LLC (4)	1,583,079	6.4%
Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas New York, NY 10104

T. Rowe Price Associates, Inc. (5)	1,271,876	5.1%
100 E. Pratt Street Baltimore, MD 21202

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (“SEC”), and includes general voting power and/or investment power with respect to securities.

(2)
Based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on January 12, 2017, reflecting beneficial ownership as of December 31, 2016. BlackRock had sole voting power over 2,624,200 shares and sole dispositive power over 2,675,754 shares.

(3)
Based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 9, 2017, reflecting beneficial ownership as of December 31, 2016. Vanguard had sole voting power over 47,078 shares and sole dispositive power over 1,924,136 shares. Vanguard had shared voting power over 3,100 shares and shared dispositive power over 48,978 shares.

(4)
Based on information reported to the SEC in a amended Schedule 13G filed by Neuberger Berman Group LLC (“Neuberger”) on February 14, 2017, reflecting beneficial ownership as of December 31, 2016. Neuberger and its affiliates may be deemed to be beneficial owners of securities because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of the Company.

(5)
Based on information reported to the SEC in a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 7, 2017, reflecting beneficial ownership as of December 31, 2016. T. Rowe Price had sole voting power over 426,476 shares and sole dispositive power over 1,271,876 shares.

To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

Security Ownership of Certain Beneficial Owners and Management
Set forth below is information with respect to beneficial ownership at March 31, 2017 of the Company’s voting securities by each Director, each of whom is a nominee for election, by each of our executive officers named in the Summary Compensation Table herein, and by all Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and their address is c/o LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class

James F. Gero	217,664(2)	*

Scott T. Mereness	203,324(3)	*

Jason D. Lippert	172,244(4)	*

Frederick B. Hegi, Jr	156,340(5)	*

Leigh J. Abrams	50,545(6)	*

David A. Reed	35,844(7)	*

John B. Lowe, Jr	26,249(8)	*

Brendan J. Deely	13,592(9)	*

Jamie M. Schnur	7,447(10)	*

Frank J. Crespo	5,432(11)	*

Kieran M. O’Sullivan	5,432(12)	*

Tracy D. Graham	3,866(13)	*

Brian M. Hall	3,830(14)	*

Nick C. Fletcher	1,617(15)	*

David M. Smith	____	*

All Directors and executive officers as a group (17 persons including the above-named)	906,071	3.6%

*	Represents less than 1 percent of the outstanding shares of Common Stock.

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or deferred stock units (“DSUs”) currently exercisable or exercisable within 60 days of March 31, 2017 are deemed to be outstanding for the purpose of computing the amount of beneficial ownership and percentage of the person holding such options or DSUs, but are not deemed outstanding for computing the percentage of any other person.

(2)
Mr. Gero shares voting and dispositive power with respect to such shares with his wife. Excludes DSUs representing 497 shares granted to Mr. Gero, which are not issuable within 60 days. Includes restricted stock representing 1,735 shares granted to Mr. Gero in May 2016.

(3)
Excludes DSUs representing 65,269 shares granted to Mr. Mereness, which are not issuable within 60 days. Excludes 80,225 shares subject to stock awards granted to Mr. Mereness, which are not issuable within 60 days.

(4)
Excludes DSUs representing 64,314 shares granted to Mr. Lippert, which are not issuable within 60 days. Excludes 120,155 shares subject to stock awards granted to Mr. Lippert, which are not issuable within 60 days.

(5)
Includes 59,000 shares owned of record by Hegi Family Holdings, LP, of which Mr. Hegi has sole voting and dispositive power with respect to such shares. Excludes DSUs representing 238 shares granted to Mr. Hegi, which are not issuable within 60 days. Includes restricted stock representing 1,735 shares granted to Mr. Hegi in May 2016.

(6)	Includes restricted stock representing 1,735 shares granted to Mr. Abrams in May 2016.

(7)	Excludes DSUs representing 290 shares granted to Mr. Reed, which are not issuable within 60 days. Includes restricted stock representing 1,735 shares granted to Mr. Reed in May 2016.

(8)	Excludes DSUs representing 281 shares granted to Mr. Lowe, which are not issuable within 60 days. Includes restricted stock representing 1,735 shares granted to Mr. Lowe in May 2016.

(9)	Includes restricted stock representing 1,735 shares granted to Mr. Deely in May 2016.

(10)
Excludes DSUs representing 18,346 shares granted to Mr. Schnur, which are not issuable within 60 days. Excludes 5,704 shares subject to stock awards granted to Mr. Schnur, which are not issuable within 60 days.

(11)	Includes restricted stock representing 1,735 shares granted to Mr. Crespo in May 2016.

(12)	Includes restricted stock representing 1,735 shares granted to Mr. O’Sullivan in May 2016.

(13)	Includes restricted stock representing 1,735 shares granted to Mr. Graham in May 2016.

(14)
Excludes DSUs representing 4,979 shares granted to Mr. Hall, which are not issuable within 60 days. Excludes 2,674 shares subject to stock awards granted to Mr. Hall, which are not issuable within 60 days.

(15)
Excludes DSUs representing 4,663 shares granted to Mr. Fletcher, which are not issuable within 60 days. Excludes 2,588 shares subject to stock awards granted to Mr. Fletcher, which are not issuable within 60 days.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
Based on its review of the copies of such forms received by it, the Company believes that during 2016 all such filing requirements applicable to its officers and directors (the Company not being aware of any ten-percent stockholders during 2016 other than BlackRock, Inc.) were satisfied, with the exception of a Form 4 that was not timely filed by Mr. Lowe, a director, to report one transaction.
Proposal 1. ELECTION OF DIRECTORS
The business and affairs of the Company are managed under the direction of our Board of Directors. The Company’s Restated Certificate of Incorporation currently provides that the number of directors shall consist of not less than three nor more than twelve persons. Our bylaws provide that the number of directors, not less than three nor more than twelve persons, shall be determined from time to time by resolution of the Board. The Board of Directors currently consists of ten Directors. Leigh Abrams has determined to retire from the Board of Directors at the end of his current term after 47 years of service to the Company, including 32 years as a Director with a term as Chairman of the Board from January 2009 to May 2014. The Board has resolved that the number of Directors shall be nine, and it is proposed that the stockholders elect a Board of nine Directors to serve until the next annual election or until their successors are elected and qualify.
Director Qualifications and Selection Process
The Corporate Governance and Nominating Committee of the Board leads the search for individuals qualified to become Directors and selects nominees to be presented for stockholder approval at each Annual Meeting. The Committee considers candidates for Board membership suggested by members of the Committee and other Board members, as well as by Management and stockholders. In this regard, the Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise and other factors. In addition, the Committee will endeavor to include candidates who reflect diverse backgrounds, including diversity of race, ethnicity and gender when assembling an initial pool of qualified candidates from which to fill Board vacancies. The objective of the Committee will be to identify and recommend the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination.

The Committee uses the same criteria for evaluating candidates suggested by stockholders as it does for those proposed by Board members or Management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom and mature judgment; (c) must be willing to devote sufficient time to carry out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) directors who also serve as CEOs or in equivalent positions should not serve on more than two Boards of public companies in addition to the Company’s Board; and (g) directors who are not CEOs or equivalent should not serve on more than four Boards of public companies in addition to the Company’s Board.
The Committee seeks candidates who have demonstrated exceptional ability and judgment and who can be most effective, in conjunction with other directors, to collectively serve the long-term interests of our stockholders. The particular experience, qualifications and skills of each nominee described on pages 11 through 13 of this Proxy Statement reflect that our Board, taken as a whole, provides a broad diversity of knowledge of our Company and industry, expertise in finance and investment, experience with technology-based and growth oriented companies and global markets, competence in accounting and financial reporting, and leadership in business and with socially-responsible organizations.
The Corporate Governance and Nominating Committee recommended to the Board each of the nominees for election as directors as set forth herein. No candidates for director nominees were submitted to the Committee by any stockholder in connection with the 2017 Annual Meeting. Stockholders may propose nominees for consideration by the Corporate Governance and Nominating Committee by submitting the names of such nominees and supporting information to:

Secretary
LCI Industries
3501 County Road 6 East
Elkhart, Indiana 46514
The proposed nominee must meet the qualifications for directors described above.
No later than close of business on February 24, 2018 (and no earlier than close of business on January 25, 2018), any stockholder who intends to make a nomination at the 2018 Annual Meeting must deliver a notice to the Secretary as required by the Company’s bylaws providing all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest pursuant to the rules of the SEC, and the consent of such nominee, in writing, to being named in the proxy statement as a nominee and to serve as a director if elected. Additionally, the notice must provide as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on the Company’s books, (ii) the class and number of shares of capital stock of the Company which are owned by such stockholder, (iii) a description of any agreement or arrangement with respect to the nomination between the stockholder and others acting in concert with the stockholder, including the nominee, (iv) a description of any agreement or arrangement entered into by the stockholder with respect to the securities of the Company, (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy to propose such nomination, (vi) a representation whether the stockholder intends, or is part of a group which intends, to deliver a proxy statement and/or form of proxy, or otherwise solicit proxies or votes from stockholders in support of such nomination, and (vii) such other information relating to such stockholder as would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of directors in an election contest.

Our Director Nominees
Following the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the nine persons named below for election to the Board of Directors at the Annual Meeting. Each of Messrs. Gero, Crespo, Deely, Graham, Hegi, Lippert, Lowe, O’Sullivan and Reed were elected to his present term of office at the Annual Meeting of Stockholders held on May 26, 2016.

James F. Gero

Mr. Gero, 72, Chairman of the Board of Directors, has been a member of our Board of Directors since 1992. Mr. Gero is a private investor and served as Chairman of the Board of Orthofix International, N.V., a publicly-owned international supplier of orthopedic devices for bone fixation and stimulation, from 2004 to December 2013. Mr. Gero also serves as a director of Intrusion.com, Inc., a publicly-owned supplier of security software.
Mr. Gero has extensive experience with respect to corporate management and leadership, strategic planning, and compensation matters, and has public company board experience.
Committees:  Audit; Compensation; Corporate Governance and Nominating

Frank J. Crespo

Mr. Crespo, 54, has been a member of our Board of Directors since 2015. He is Vice President and Chief Procurement Officer of Caterpillar, Inc., a publicly-owned manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Prior to joining Caterpillar in 2010, Mr. Crespo served as Vice President and Chief Procurement Officer of Honeywell International, Inc., a global diversified technology and manufacturing company, having joined Honeywell in 2007.
Mr. Crespo has over thirty years of executive and leadership experience in procurement, supply chain and logistics in global electronics, high technology and industrial markets for marquee and publicly-owned corporations, as well as with the U.S. Navy.
Committees:  Audit; Risk (chair)

Brendan J. Deely

Mr. Deely, 51, has been a member of our Board of Directors since 2011. From 2004 until December 2014, Mr. Deely was President and Chief Executive Officer of L&W Supply Corporation, a subsidiary of USG Corporation, and from 2008 until November 2014, was Senior Vice President of USG Corporation, a publicly-owned manufacturer and distributor of high-performance building systems. For more than five years prior thereto, Mr. Deely held various executive positions with USG Corporation and its subsidiaries. Mr. Deely has served as an independent director for A.H. Harris & Sons, a private equity-based business, since 2016.
Mr. Deely has extensive experience with respect to corporate management, operations and compensation matters, and extensive experience with social responsibility organizations.
Committees:  Compensation (chair); Corporate Governance and Nominating

Tracy D. Graham

Mr. Graham, 43, has been a member of our Board of Directors since March 2016. Mr. Graham is Chief Executive Officer and Managing Principal of Graham-Allen Partners, a private investment firm focused on investing in technology and technology-enabled companies. Prior to forming Graham-Allen Partners in 2009, he served as Vice President of SMB Technology Services for Cincinnati Bell, one of the nation’s leading regionally focused local exchange, wireless, and data center providers. Mr. Graham also successfully built and sold three technology companies over a 12-year period, including GramTel USA, Inc., a provider of managed data center and related services to mid-sized businesses, which was sold to Cincinnati Bell. Mr. Graham is a director of 1st Source Bank, and during a three-year term that expired in 2015, was a director of 1st Source Corporation, a publicly-owned bank holding company headquartered in South Bend, Indiana.
Mr. Graham has over twenty years of executive and leadership experience with technology-based and growth-oriented companies, as well as his multifaceted understanding of the data technology and cybersecurity issues facing businesses today.
Committees: Compensation; Risk

Frederick B. Hegi, Jr.

Mr. Hegi, 73, has been a member of our Board of Directors since 2002. Mr. Hegi is a founding partner of Wingate Partners, a private equity firm, and the indirect general partner of Wingate Partners II, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi is a director of Hallmark Cards, Inc., a privately-held producer of greeting cards and other products. From 1996 until December 2011, Mr. Hegi also served as Chairman of the Board of United Stationers, Inc., a publicly-owned wholesale distributor of business products, and from June 1999 to May 2016 as a director of Texas Capital Bancshares, Inc., a publicly owned regional bank.
Mr. Hegi has particular knowledge of the industries to which we sell our products, financial expertise and extensive experience with respect to corporate management and leadership, strategic planning, governance matters, and has public company board experience.
Committees: Audit; Corporate Governance and Nominating

Jason D. Lippert

Mr. Lippert, 44, has been a member of our Board of Directors since 2007. He became Chief Executive Officer of the Company in May 2013, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 15 years of experience with LCII and its subsidiaries, where he has served in a wide range of leadership positions.
Mr. Lippert has particular knowledge of the industries and customers to which we sell our products, as well as extensive experience with strategic planning, acquisitions, marketing, manufacturing, and sale of our products.

John B. Lowe, Jr.

Mr. Lowe, 77, has been a member of our Board of Directors since 2005. From 1981 to December 31, 2016, Mr. Lowe was Chairman of TDIndustries, Inc., a national mechanical/electrical/plumbing construction and facility service company. From January 1981 to January 2005, Mr. Lowe also served as Chief Executive Officer of TDIndustries. From March 2004 to May 2014, Mr. Lowe served as a director of Zale Corporation, a publicly-owned specialty retailer of fine jewelry, including as Chairman of the Board from August 2007 to May 2013, and is a director of KDC Platform, LLC, engaged in real estate development.
Mr. Lowe has extensive experience with respect to corporate management and leadership, management development, strategic planning, compensation and governance matters, has public and private company board experience, and extensive experience with social responsibility organizations.
Committees:  Compensation; Corporate Governance and Nominating (chair)

Kieran M. O’Sullivan

Mr. O’Sullivan, 55, has been a member of our Board of Directors since 2015. He is President, Chief Executive Officer and Chairman of the Board of CTS Corporation, a publicly-owned designer and manufacturer of electronic components and sensors to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. Prior to joining CTS in 2013, Mr. O’Sullivan served as Executive Vice President of Continental AG’s Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006.
Mr. O’Sullivan has over twenty-five years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics, and automotive business segments, experience in global markets, as well as experience as a sitting President and Chief Executive Officer of a publicly-owned corporation.
Committees: Audit; Compensation; Risk

David A. Reed

Mr. Reed, 69, has been a member of our Board of Directors since 2003. Mr. Reed is President of a privately-held family investment management company. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young LLP’s Management Committee and Global Executive Council from 1991-2000. His experience includes service as a director for several publicly-owned, venture capital and private equity-based companies since 2000.
Mr. Reed has accounting and financial acumen, with particular knowledge of financial reporting and taxation, and has public company board experience.
Committees: Audit (chair); Risk

Unless contrary instructions are indicated, the persons named as proxies in the form of proxy card solicited from holders of the Common Stock will vote for the election of the nominees indicated above. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.
Directors are elected by a plurality of the votes cast at the meeting. See “Voting Securities – Vote Required on Proposals.”
The Board of Directors recommends a vote FOR election of the nine nominated directors.

CORPORATE GOVERNANCE AND RELATED MATTERS
The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform Act of 2010 (the “Dodd-Frank Act”), and rules promulgated by the SEC and the NYSE. The Company complies with all laws and rules applicable to corporate governance, and has continually implemented “best practices” as the Company deems appropriate to protect and enhance stockholders’ interests.

The Company’s Governance Principles, as well as the Charters and Key Practices of the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, and the Risk Committee, in addition to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Whistleblower Policy can be accessed on the Company’s website at www.lci1.com. A copy of any corporate governance document will be furnished, without charge, upon written request to Secretary, LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514. Information on our website is not incorporated by reference into this Proxy Statement.
Board of Directors and Director Independence
Directors are elected annually by the Company’s stockholders for one year terms. The Board currently consists of one Director, Jason D. Lippert, who is employed by the Company as its Chief Executive Officer, and eight independent Directors. Additionally, Leigh Abrams will be retiring from the Board in May at the end of his current term.
The Board of Directors reviews at least annually the independence of each Director. During these reviews, the Board considers transactions and relationships between each Director (and his immediate family and affiliates) and the Company and Management to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. The review is based primarily on responses of the Directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships. In March 2017, the Board determined that none of Messrs. Gero, Crespo, Deely, Graham, Hegi, Lowe, O’Sullivan, nor Reed, nor any members of their immediate families, have any transactions or relationships with the Company or its subsidiaries. Accordingly, the Board has determined that each of these eight Directors meets the “independence” standards of the NYSE.
In making the determination of independence, the Board applied the following standards, in addition to other relevant facts and circumstances:

•	A director who is an employee, or whose immediate family member is an executive of the Company, is not independent until three years after the end of such employment relationship.

•
A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he ceases to receive more than $120,000 per year in such compensation.

•
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

•
A director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and 1 percent of the organization’s total annual donations is not independent.

The independent Directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2016, the Board of Directors held ten meetings. All Directors attended at least 75 percent of the regularly scheduled and special meetings of the Board and the Board committees on which they served.
Board members are expected to attend the Company’s annual meetings. At the Company’s 2016 Annual Meeting, all members of the Board were present.
Leadership Structure
The Company has continuously maintained separate positions for Chairman of the Board and for Chief Executive Officer in order to provide an independent and unbiased level of review and oversight of senior management. James F. Gero currently serves as Chairman of the Board, and Jason D. Lippert serves as Chief Executive Officer. The Chairman of the Board coordinates the activities of the independent Directors, serves as a liaison on Board-related issues between the independent directors and the CEO, and performs any other duties and responsibilities that the Board of Directors may determine. While the Board elects a Chairman of the Board annually, it is generally expected that he or she will serve for more than one year.
The role of the Chairman of the Board also includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	advising on the selection of Committee chairs;

•	approving the agenda, schedule and information sent to the Directors for Board meetings and assuring that there is sufficient time for discussion of all items on Board meeting agendas;

•	working with the CEO to prepare a schedule of strategic discussion items; and

•	guiding the Board’s governance processes, including the annual Board self-evaluation and succession planning.
The Board periodically reviews the Company’s board leadership structure to evaluate whether it remains appropriate for the Company.
Executive Sessions
The independent Directors meet regularly in executive sessions without Management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by the Chairman of the Board. Additional executive sessions may be called by the Chairman of the Board in his discretion or at the request of the Board.
Board Committees
The Company has four standing committees of the Board of Directors: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, and the Risk Committee. All members of each Committee are independent Directors who meet the independence and experience standards of the NYSE. The Board annually selects the Directors who serve on the Committees. Each Committee functions pursuant to a written Charter and, with respect to the Audit, Corporate Governance and Nominating, and Compensation Committees, written Key Practices adopted by the Board of Directors and reviewed annually by each Committee.

The following table reflects the current membership of each Board Committee:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Risk Committee
James F. Gero	✓	✓	✓
Leigh J. Abrams			✓
Frank J. Crespo	✓			Chair
Brendan J. Deely		Chair	✓
Tracy D. Graham		✓		✓
Frederick B. Hegi, Jr.	✓		✓
John B. Lowe, Jr.		✓	Chair
Kieran M. O’Sullivan	✓	✓		✓
David A. Reed	Chair			✓
Audit Committee
The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct and integrity of the Company’s financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence, qualifications and performance of the Company’s independent auditor; and (iv) the adequacy and effectiveness of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the performance of the Company’s internal audit function. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Committee selects the Company’s independent auditor, which selection is submitted to the stockholders for ratification in this Proxy Statement. See “Proposal 4. Appointment of Auditors.”
All of the Audit Committee members meet the independence and experience requirements of the NYSE and the Securities and Exchange Commission. Mr. Reed serves as Chairman of the Committee, and each member of the Committee has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held six meetings during the year ended December 31, 2016.
Corporate Governance and Nominating Committee
The purpose of the Corporate Governance and Nominating Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Board members; (ii) determining the composition of the Board of Directors and its Committees; (iii) monitoring a process to assess Board effectiveness; (iv) developing and implementing the Company’s corporate governance principles and business guidelines; and (v) evaluating potential candidates for executive positions. The Committee oversees the development of executive succession plans, coordinates with the Compensation Committee with respect to compensation of Directors, reviews and approves related person transactions, and resolves any conflicts of interest involving a director. The Committee also reviews and, if necessary, recommends revisions to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and other governance policies adopted from time to time.
The Corporate Governance and Nominating Committee leads the search for individuals qualified to become Directors and to select nominees to be presented for stockholder approval at each Annual Meeting of Stockholders and to fill vacancies on the Board of Directors. See “Proposal 1. Election of Directors – Director Qualifications and Selection Process.”
Mr. Lowe serves as Chairman of the Committee. This Committee held four meetings during the year ended December 31, 2016.
Compensation Committee
The purpose of the Compensation Committee of the Board of Directors is: (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation and a Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement.
The Compensation Committee is responsible for reviewing the performance and development of the Company’s Management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, negotiates the compensation terms for the Company’s Chief Executive Officer, administers the LCI Industries Equity Award and Incentive Plan, as Amended and Restated (the “Plan”), approves equity awards, and coordinates with the Corporate Governance and Nominating Committee with respect to compensation of Directors. The Compensation Committee ratified the compensation, consisting of salary, incentive bonus, discretionary bonus, equity awards and benefits paid for 2016 to the “named executive officers.” See “Executive Compensation - Compensation Discussion and Analysis.”

Mr. Deely serves as Chairman of the Committee. This Committee held four meetings during the year ended December 31, 2016.
Risk Committee
The purpose of the Risk Committee is to provide oversight of Company-wide risk management practices to assist the Board in (i) overseeing that the executive team has identified and assessed all the risks that the organization faces and has established a risk management infrastructure capable of addressing those risks; (ii) overseeing in conjunction with other Board-level committees or the full Board, if applicable, risk, such as strategic, financial, credit, market, liquidity, cyber and physical security, property, I/T, legal, regulatory, reputational, and other risks; (iii) overseeing the division of risk-related responsibilities to each Board committee as clearly as possible and performing a gap analysis to determine that the oversight of any risks are not missed; and (iv) in conjunction with the full Board, approving the Company’s enterprise wide risk management framework. The Company faces a number of material risks, including financial and operational risks. Accordingly, the Company conducts regular enterprise risk management reviews to identify and assess these risks, and to implement effective plans to manage them.
Mr. Crespo serves as Chairman of the Committee. This Committee held two meetings during the year ended December 31, 2016.
Compensation-Related Risk
To identify risks that could be created by our compensation policies and practices, the Compensation Committee reviews enterprise risk management assessments, and evaluates our controls to determine if they adequately mitigate against compensation related risks. If appropriate, controls are modified or supplemented. The Compensation Committee assessed our executive compensation programs, and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that our executive compensation programs, including the design of long-term incentive plans, oversight by the Compensation Committee, and sufficiency of control features, prevent unintentional material risk. In addition, stock ownership guidelines, the long-term nature of equity awards, share retention, and incentive compensation forfeiture, taken together, motivate Management to carefully consider risk in making business decisions and evaluating growth opportunities, and mitigate against excessive risk-taking to achieve short-term results.
Compensation Recoupment Policy
The Board of Directors has approved a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the Plan, or any successor plan, the amount, payment and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy will be administered by the Compensation Committee, as more fully described in the policy which is included in the Compensation Committee Key Practices.
Stock Options, Deferred Stock Units and Restricted Stock
It has been, and will continue to be, the Company’s policy to obtain stockholder approval for any equity-based compensation plans for Directors, officers and employees. The Company’s existing equity-based compensation plan was approved by stockholders on May 18, 2011, and amended with stockholder approval on May 22, 2014.
Director Stock Ownership Requirements
To help align the personal interests of non-employee Directors with the interests of stockholders, all non-employee Directors are required to hold Company stock or DSUs equivalent to 4.5x each non-employee Director’s annual cash retainer (exclusive of any cash retainer for serving as a Board or Committee chair). Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, the individual and his or her immediate family members residing in the same household, plus DSUs or stock awards (whether vested or unvested). Stock options (whether vested or unvested) would not count toward satisfaction of the guidelines. Non-employee Directors are required to achieve ownership in accordance with the guidelines within three years of the date they assume their position. As of the date of this Proxy Statement, all non-employee Directors satisfy the stock ownership requirements.
Employees and Directors Guidelines for Business Conduct
The Company has Guidelines for Business Conduct which all management employees and Directors are required to annually sign and to follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its Chief Executive Officer, President, Chief Financial Officer, and the financial officers of the Company and its subsidiaries.

Management and Board Succession
The Board periodically reviews with the Chief Executive Officer and maintains a succession plan for executive officers, after considering recommendations from the Corporate Governance and Nominating Committee. The plan is designed to ensure an effective transition of management of our operations to qualified executives upon the retirement of senior executives. The Board is also responsible for maintaining an emergency succession plan that is reviewed periodically with Management.
Disclosure Committee
The Company has a Disclosure Committee which holds regular quarterly meetings, comprised of executive, financial, operating and legal management personnel. The Disclosure Committee helps to identify issues and developments which may arise during the quarter that may require disclosure, and is a key part of the Company’s disclosure controls and procedures intended to ensure that information required to be disclosed by the Company in public reports is made available to Management and reported within the specified time periods. In addition, each quarter, the Company’s key management personnel are required to certify in writing whether or not any matters arose that should be considered for disclosure.
Whistleblower Policy
The Company has a Whistleblower Policy which establishes policies and procedures for reporting of complaints by officers, employees, and other stakeholders of the Company, on a confidential and anonymous basis, regarding questionable accounting or auditing matters, internal controls, illegal practices, or violations of adopted policies of the Company.
Contacting the Board of Directors
Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or our independent Directors as a group, or any member of the Board, may do so electronically by sending an e-mail to LCII@lci1.com or by writing to any Director c/o LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514. Communications received electronically or in writing will be distributed to the Chairman or the other members of the Board, as appropriate, depending on the facts and circumstances described in communications received. For example, communications regarding accounting, internal accounting, internal accounting controls and auditing matters generally will be forwarded to the Chairman of the Audit Committee.

DIRECTOR COMPENSATION
The following table summarizes compensation paid to non-employee Directors during fiscal 2016:

Name	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total

James F. Gero(1)	$186,875	$129,997	$13,500	$330,372
Leigh J. Abrams	$82,500	$129,997	$16,000	$228,497
Frank J. Crespo	$93,750	$129,997	$—	$223,747
Brendan J. Deely	$99,000	$129,997	$—	$228,997
Tracy D. Graham	$64,821	$262,200	$—	$327,021
Frederick B. Hegi, Jr.(1)	$94,875	$129,997	$13,500	$238,372
John B. Lowe, Jr.(1)	$112,125	$129,997	$13,500	$255,622
Kieran M. O’Sullivan	$82,500	$129,997	$—	$212,497
David A. Reed(1)	$115,575	$129,997	$—	$245,572
	$932,021	$1,302,176	$56,500	$2,290,697

(1)
Represents the value, as of the date earned, of DSUs issued in lieu of cash compensation in payment of Directors’ fees. To encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs or restricted stock in lieu of cash compensation in payment of Directors’ fees. An initial election to defer compensation for a calendar year must be made prior to December 31st of the preceding calendar year. The number of shares of restricted stock or DSUs, credited at the fair market value of the stock on the date credited, is equivalent to 115 percent of the deferred fee. The restricted stock or DSUs are distributed in the form of shares of Common Stock of the Company at the end of the initial restriction or deferral period selected by the Director, subject to earlier distribution upon death, disability, or certain changes-in-control of the Company, and are intended to comply with the requirements of Section 409A of the Internal

Revenue Code of 1986, as amended. Until shares representing the DSUs are distributed, the Director does not have any rights of a stockholder of the Company with respect to such shares, other than to receive dividend equivalents in DSUs if dividends are issued to stockholders with the same conversion date as the underlying units. For fiscal year 2016, Messrs. Gero, Hegi, Lowe and Reed elected to receive DSUs in lieu of cash compensation.

(2)
In May 2016, each non-employee Director was granted 1,706 restricted shares of the Company’s Common Stock, having a value of $129,997. The fair value was $76.20 per share, the closing price on the day before the grant. The closing price on the grant date was $76.18. Additionally, in March 2016, Mr. Graham received upon his election to the Board a grant of 2,085 restricted shares of the Company’s Common Stock, having a value of $132,203. The fair value was $62.36 per share, the closing price on the day before the grant. The closing price on the grant date was $63.12. In November 2015, each non-employee Director was granted 2,205 restricted shares of the Company’s Common Stock, having a value of $130,007. The fair value was $58.96 per share, the closing price on the day before the grant. The closing price on the grant date was $58.33. Shares of restricted stock are not transferable until the first anniversary of the grant date. Shares of restricted stock entitle the holder to all rights of a stockholder, including the right to vote and to receive any dividends, subject to the same restrictions as the underlying shares. Non-employee Directors can also receive non-qualified stock options or other stock-based awards under the Plan. No stock options were granted in fiscal 2016 to our non-employee Directors. Each of Messrs. Gero, Crespo, Deely, Hegi, Lowe, O’Sullivan and Reed held 1,726 restricted shares as of December 31, 2016. Mr. Graham held 3,846 restricted shares as of December 31, 2016.

(3)
Includes $7,600 attributed to the value of a Rolex watch presented to the Director in recognition of years of service to the Company, and reimbursement of taxes owed ranging from $5,900 - $8,400 depending on the applicable tax jurisdiction with respect to receipt of the service award.

Discussion of Director Compensation
The Corporate Governance and Nominating Committee has responsibility for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the Committee is guided by three goals: (1) compensation should fairly pay directors for the time and service they provide; (2) compensation should align the interests of directors with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent and easy for stockholders to understand. The Committee believes these goals are served by providing non-employee directors with an annual retainer fee, fees for each meeting attended, or any combination thereof, and an annual stock-based award. Prior to determining compensation for non-employee directors for fiscal 2016, the Committee also consulted with Exequity LLP, the Committee’s independent compensation consultant, regarding director compensation mix and total compensation for Board and committee service.
For fiscal 2016, non-employee directors received a combination of an annual cash retainer of $82,500, which includes compensation for up to 25 Board and Committee meetings, and an annual equity grant valued at $130,000 on the date of grant which, beginning in 2016, occurs on the date of the Annual Meeting following their election to the Board for a one-year term. Attendance at any meetings in excess of the 25 earns additional compensation of $1,500 per meeting. The Chairman of the Board and each Committee Chairman received an additional annual fee for the additional responsibilities related to their respective positions. The following table sets forth the additional annual fees for the Board and Committee Chairs that were in effect during 2016:

Annual Fee for Board or Committee Chair:
Board of Directors	$80,000
Audit Committee	$18,000
Compensation Committee	$16,500
Corporate Governance and Nominating Committee	$15,000
Risk Committee	$15,000
Directors who are employees of the Company do not receive additional fees or other compensation for serving as Directors.
EXECUTIVE COMPENSATION

This section provides information relating to our executive compensation programs and the compensation paid to or accrued for our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers during fiscal year 2016 (collectively, our “Named Executive Officers,” or “NEOs”). Officers are elected annually by the Board of Directors, and in 2016 included the following individuals:

JASON D. LIPPERT (age 44) became Chief Executive Officer of the Company effective May 10, 2013, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 20 years of experience with the Company and its subsidiaries, and has served in a wide range of leadership positions.

SCOTT T. MERENESS (age 45) became President of the Company effective May 10, 2013, and has been President of Lippert Components since July 2010. Mr. Mereness has over 20 years of experience with the Company and its subsidiaries, and has served in a wide range of leadership positions.

BRIAN M. HALL (age 42) became Chief Financial Officer of the Company effective November 17, 2016. Prior to that, he was Corporate Controller from June 2013 to January 2017. Prior to joining the Company, he spent more than 16 years in public accounting.

DAVID M. SMITH joined the Company as Chief Financial Officer in September 2015. Prior to joining the Company, Mr. Smith served for the previous ten years as Senior Vice President and Chief Financial Officer of Key Safety Systems, Inc., a global leader in the design, development and manufacturing of passive safety systems primarily to the automotive industry. Mr. Smith resigned as CFO in September 2016 to pursue other opportunities.

ROBERT A. KUHNS (age 51) joined the Company in March 2013, and has been Vice President – Chief Legal Officer and Secretary since July 2013. Prior to joining the Company, he was a partner in the Minneapolis office of Dorsey & Whitney LLP, a full-service global law firm.

JAMIE M. SCHNUR (age 45) became Chief Administrative Officer of Lippert Components effective May 2013. Mr. Schnur has over 20 years of experience with the Company and its subsidiaries, and has served in a wide range of leadership positions with Lippert Components.

NICK C. FLETCHER (age 56) joined Lippert Components in February 2013 as Vice President of Human Resources. Since January 2015, he has been Chief Human Resources Officer. Prior to joining Lippert Components, Mr. Fletcher provided consulting services and held roles in senior level positions at American Commercial Lines, Continental Tire, Wabash National, Siemens and TRW.
Named Executive Officers
Our Named Executive Officers are determined by the Board of Directors in accordance with the rules of the Securities and Exchange Commission. For 2016, our Named Executive Officers include: Jason D. Lippert, our Chief Executive Officer; Scott T. Mereness, our President; Brian M. Hall, our Chief Financial Officer; David M. Smith, our former Chief Financial Officer; Jamie M. Schnur, Chief Administrative Officer of Lippert Components; and Nick C. Fletcher, Chief Human Resources Officer of Lippert Components.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the major elements of our compensation programs for the executive officers named in the Summary Compensation Table in this Proxy Statement. This CD&A also discusses the objectives, philosophy, process and decisions underlying the compensation of our Named Executive Officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this Proxy Statement.
2016 Performance Highlights
2016 was another record year for LCII. Total revenues, operating profit, earnings per share (EPS), and return on invested capital (ROIC) set all-time highs and we delivered substantial value to stockholders through share appreciation and dividends. Our most notable achievements over the past year include:

•	$1.68 billion in revenues, representing an increase of 20% from 2015;

•	$201 million in operating profit, representing an increase of 73% from 2015;

•	41% ROIC, up from 26% in 2015;

•	Diluted EPS of $5.20, representing an increase of 72% from 2015; and

•	One-year total stockholder return of over 80% from December 31, 2015 to December 31, 2016.

The 2016 performance results reflect the success our CEO, Jason Lippert, and his executive team have had executing the multipronged growth strategy they developed as the RV industry began recovering in 2010-2011. Since 2013, the year Mr. Lippert became CEO, performance results have been exceptional:

•	Revenue growth of 65% from $1.02 billion in 2013 to $1.68 billion in 2016;

•	Operating profit growth of 158% from $78 million in 2013 to $201 million in 2016;

•	Total stockholder return of over 230% between May 10, 2013, when Mr. Lippert became CEO, through December 31, 2016; and

•	Total value creation of more than $1.9 billion for stockholders, including share appreciation and dividends.

Revenues ($M)
FY 2013 to FY 2016
$2,000
$1,500
$1,000
$500
$0
$1,016
$1,191
$1,403
$1,679
+17%
+18%
+20%
+65%
2013
2014
2015
2016

Operating Profit ($M)
FY 2013 to FY 2016
$250
$200
$150
$100
$50
$0
$78
$95
$116
$201
+22%
+22%
+73%
+158%
2013
2014
2015
2016

Performance Relative to the Peer Group
The Compensation Committee regularly reviews the Company’s performance from a relative performance perspective (e.g., relative total stockholder return, and relative ROIC). Relative to the 2016 peer group (described on page 22 of this Proxy Statement), the Company’s financial performance was exceptional. Revenue and operating profit growth over one- and three-year periods each exceeded the 90th percentile of our peer group. 2016 ROIC performance exceeded the 90th percentile and 3-year average ROIC (2014-2016) exceeded the 75th percentile.

Response to 2016 Stockholder Advisory Vote
At the Annual Meeting of Stockholders held on May 26, 2016, our stockholders approved, in an advisory vote, the compensation paid to our NEOs for 2015. In the advisory vote, 74 percent of the votes cast voted in favor of the 2015 compensation. Although the vote was non-binding, the Compensation Committee reviewed the results of the vote and considered the approval rate as an indication that stockholders generally support the Company’s executive compensation philosophy and decisions. In addition, the Proxy Statement for the 2016 Meeting contained a description of the new compensation arrangement adopted by the Company for the senior officers of the Company and its wholly-owned subsidiary Lippert Components for fiscal year 2016. The compensation paid to the Company’s NEOs for 2016 was paid in accordance with such program. However, the Compensation Committee also took note of the decrease in support for the Company’s executive compensation program at the 2016 Annual Meeting compared to prior years. As a result, the Compensation Committee worked to restructure the compensation program for our Chief Executive Officer and President, with the restructured program effective for 2017. The new compensation structure for our CEO and President is described on pages 27 and 28 of this Proxy Statement.
We have determined that our stockholders should vote on an advisory say-on-pay proposal each year. Accordingly, our Board of Directors recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2 – Advisory Vote on Executive Compensation” in this Proxy Statement.
Compensation Philosophy
Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives capable of superior performance, by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards these executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of these executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution as well as overall business results, and to align executive and stockholder interests. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.
Our compensation policy has demonstrated over time that sound business decisions by these executives are in the best interests of the Company and our stockholders, as well as the executives. Accordingly, we reward performance in excess of pre-established targets of earnings, return on invested capital, and earnings growth, and we avoid establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.
We believe the Company’s compensation programs through 2016 have been instrumental in driving the exceptional financial performance and stockholder returns in recent years. Since 2013, the Compensation Committee has primarily emphasized ROIC and EPS in the Company’s executive compensation programs. The Company’s method of measuring ROIC is based on operating profit and average invested capital (defined on page 26). Revenue growth was added as a secondary performance measure in 2015. The Compensation Committee believes that focus on ROIC (and revenue growth) in the Company’s compensation program incentivizes the CEO and his executive team to increase operating profits through organic growth and capital-efficient acquisitions, which aligns directly with the Company’s long-term growth strategy. Since Mr. Lippert was appointed CEO, ROIC has become enmeshed in our corporate culture, which the Compensation Committee believes has contributed to the Company’s record performance in 2016. The Compensation Committee further believes that focusing executives on ROIC performance is a “win-win” for the Company and its stockholders.
The Compensation Committee has also strongly supported alignment with stockholder interests by emphasizing EPS in its equity compensation programs. Measurement of EPS aligns directly with long-term stockholder value creation.
The Compensation Committee views these measures as the keys to success for LCII and its stockholders in 2016 as well as 2017 and beyond.

Compensation Process
The Compensation Committee is responsible for reviewing the performance of our executive officers in achieving our long-term business objectives, and ensuring that such executives are compensated consistent with those objectives, as well as competitive practices. The Committee provides oversight and guidance in the development of compensation and benefit programs for our senior executives, and confirms that compensation paid to those NEOs who have employment agreements is in compliance with the agreements.
The Committee reviews the executive compensation program in connection with our annual performance review process, which typically begins in November of each fiscal year, with changes to base compensation effective January 1st. We typically set base salary structures and annual incentive targets after taking into consideration a combination of financial performance results, Management recommendations and external data from a peer group of similarly sized and type of companies. While peer group data provides a useful point of reference for measurement, rather than the determinative factor, for executive compensation, we believe this approach helps us ensure that our compensation cost structures will allow us to remain competitive in our markets. From time to time, the Committee may use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Committee.
The Chief Executive Officer participates in the Committee’s meetings at the Committee’s request. To aid the Committee in making its determination, tally sheets summarizing total compensation for the last three fiscal years, as well as the current inventory of stock-based awards held by the executive officers, are provided. The Chief Executive Officer provides recommendations annually to the Committee regarding the compensation of all executive officers. Management does not participate in the final determination of the amount or form of executive compensation.
In July 2013, the Committee engaged Exequity LLP, an independent consultant that reports directly to the Committee. Exequity’s role is to provide the Committee with ongoing general advisory services, which may include assistance with review of executive pay proposals and program designs, various data analyses, support with respect to relevant legal and regulatory considerations impacting executive compensation and benefit programs, and updates on market trends. A representative of Exequity regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Exequity LLP provides no services or advice to any executive or employee of the Company, and provided no other services to the Company for 2016. The Committee is empowered to retain or replace Exequity LLP or to hire additional consultants at any time.

In evaluating the competitiveness of our compensation programs for 2016, Exequity reviewed, and provided to the Committee, market data regarding the compensation practices of a peer group of 20 publicly traded companies listed below:

Peer Group for 2016 Compensation
Actuant Corporation	Lincoln Electric Holdings, Inc.
American Axle & Manufacturing Holdings, Inc.	Modine Manufacturing Company
Applied Industrial Technologies, Inc.	Patrick Industries, Inc.
CLARCOR Inc.	Quaker Chemical Corporation
Donaldson Company, Inc.	Standard Motor Products Inc.
Dorman Products, Inc.	Tennant Company
Franklin Electric Co., Inc.	Thor Industries Inc.
Gentex Corp.	Tower International, Inc.
Gentherm Incorporated	Wabash National Corp.
Graco, Inc.	Watts Water Technologies, Inc.
In February 2016, in consultation with Exequity LLP and following discussions with the CEO, the Compensation Committee approved the compensation arrangement for the CEO and senior officers of the Company and its wholly-owned subsidiary Lippert Components for fiscal year 2016, including with respect to Named Executive Officers of the Company, that, in addition to base salary, included an annual management incentive program and value-based equity awards consisting of performance stock awards and time-based deferred stock awards. Base salaries for fiscal year 2016 for the CEO and most senior officers were generally increased by 2 percent in recognition of the Company’s performance in 2015. Based on the Committee’s review of the tally sheets and external peer data, the Committee determined that the amounts of compensation to be paid to our NEOs for 2016 were reasonable, and were appropriate based on our financial results of operations and the individual performance of each of the executives.
The Committee expects to rely on the same general compensation structure going forward, but reserves the right to make structural modifications to the key elements of the compensation provided to executive officers from year to year. The Committee periodically reviews our compensation policy utilizing both internal and external sources of information and analysis relating to financial results of operations, individual performance, long-term return to stockholders, compensation related risk assessment, and compensation afforded by other employers to comparable-level executives. If appropriate, changes are recommended. See “–Compensation Program Changes for 2017” on page 27.

Incentive Compensation Criteria and Practices
The following table outlines our principal incentive compensation criteria and practices which were in effect for 2016, and the reasons for our compensation decisions:

Our performance criteria	Reasons for this compensation decision
Annual

Return on invested capital in excess of a pre-established threshold.	Promotes investments in opportunities likely to yield high returns.
Long-term

Long-term return on invested capital in excess of a pre-established threshold, payable in long-term DSUs.

Growth in earnings per share for a multi-year period in excess of a pre-established threshold, payable in equity.

Incentive for effective execution of long-term strategic plans, and long-term management of assets.

Incentive for effective execution of long-term strategic plans, and aligns executives’ and stockholders’ long-term interests.

Our payment practices	Reason for this payment practice
Portion of executives’ annual incentive compensation in excess of pre-established amounts payable in DSUs.	Increases equity ownership to align executive and stockholder long-term interests.

Annual awards of DSUs that vest over three years or are performance-based.	Ensures that executives have a continuing personal interest in the long-term success of the Company, and creates a culture of ownership.

We did not grant bonuses for increases in the price of our stock because we believe that stock price is frequently the result of market factors beyond executives’ control.

Principal Elements of Compensation of Named Executive Officers
The principal components of our executive compensation program in 2016 were base salary, annual and long-term performance-based incentive compensation, annual equity-based awards consisting of DSUs, and other personal benefits. While the components of compensation are considered separately in this discussion, we take into account the full compensation package provided to each of the NEOs.
- Base Salaries
Base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles, and are paid in cash on a weekly basis. Based on a review of the salaries paid to executives with similar responsibilities at comparable companies and on their business experience, the Compensation Committee established levels of base salary for our executives as a fixed component of a market-competitive total compensation opportunity designed to attract and retain these key employees. The level of base salary is a function of the executive’s experience, skills, responsibilities and leadership role within the Company.
The Compensation Committee reviews base salaries annually. The Committee establishes base salaries for executive officers (other than the Chief Executive Officer) based upon prior year performance and recommendations of the Chief Executive Officer as presented to the Committee for approval or modification, in conjunction with available market data. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. The base salary of the Chief Executive Officer is established by the Committee after consideration of the Chief Executive Officer’s performance for the prior year. As part of its determination, the Compensation Committee reviews the Company’s actual performance during the year, as well as available market data.
- Annual Incentive Compensation
Consistent with our emphasis on pay-for-performance compensation programs, our Board of Directors adopted, and our stockholders approved, the LCI Industries Equity Award and Incentive Plan, as Amended and Restated. The Plan authorizes performance-based awards in cash or equity, based on the pre-established performance criteria. Under the 2016 Annual Incentive Program approved by the Committee for the Company’s senior officers (the “2016 Program”), participants earned annual performance-based incentive compensation based on the results of the Company financial performance measurements for the program year, which for 2016 was based on goals for return on invested capital (“ROIC”). With respect to the Company’s most senior officers, 10 percent of the incentive award was also based on revenue growth targets. Once the bonus payment amount is determined, payment is made in cash up to twice the participant’s base salary, and any excess is paid out half in cash and half in DSUs with a minimum deferral period of one year. The 2016 Program includes, among other provisions, termination and clawback provisions.
- Long-term Incentive Compensation
To motivate effective strategic planning, a substantial portion of our executives’ compensation consists of long-term performance-based awards granted in equity to align the interests of our executives and stockholders over a multi-year period. The Committee approved terms and conditions for long-term incentive grants of performance shares in 2016 pursuant to the Plan. The 2016 performance shares provide for full vesting of the awards after three years, subject to the rate of cumulative growth over a two-year measurement period of the Company’s adjusted diluted earnings per share (“EPS”) above a benchmark EPS of $3.02. The performance shares will require a 12 percent annualized growth rate in adjusted EPS to earn the target number of shares, and an 18 percent annualized growth rate to achieve the maximum opportunity of 150 percent of the target shares. The award agreements include, among other provisions, termination, change-in-control, and clawback provisions.
- Annual Equity-Based Awards
To encourage our executives’ long-term ownership of our Common Stock, in accordance with the Plan the Company grants annual awards of DSUs. The DSUs provide for vesting and distribution of shares of our Common Stock at the end of specified periods, subject to earlier distribution upon death, disability, change-in-control of the Company leading to the termination of employment, or involuntary termination of employment without cause. Until shares represented by the DSUs are distributed, the executive does not have any rights of a stockholder of the Company with respect to such shares, other than to receive additional DSUs equivalent in value to any dividends issued to stockholders. The award agreements include, among other provisions, termination, change-in-control, and clawback provisions.
We do not limit DSU grants based on the current level of equity ownership of our NEOs or the unvested portion of their prior awards. On the contrary, we believe that the greater the extent of their equity interest in the Company, the more closely aligned their personal interests become with the interests of our stockholders.

Other Compensation Programs
In order to be competitive with market employment and compensation practices, we maintain the following benefit programs:
- 401(k) Plan
We do not maintain any defined benefit retirement plans or other pension or profit-sharing plans. To provide retirement benefits for executives, the Company maintains a discretionary 401(k) plan, covering all eligible employees, pursuant to which the Company matched a portion of contributions up to the 2016 statutory maximum of $10,600 per employee. The aggregate amount of the Company’s contributions with respect to the NEOs was $59,923 for 2016. Although our 401(k) plan permits profit-sharing contributions, the Company has not made any such contributions to the plan.
- Deferred Compensation Plan
To provide a means for deferral of taxation on compensation, the Company maintains an Executive Non-Qualified Deferred Compensation Plan (“Deferral Plan”) for certain executives, including the NEOs. The Company does not make any contributions to the Deferral Plan but is responsible for certain costs of Deferral Plan administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. Each participant is fully vested in all deferred compensation and earnings on investments credited to his or her account because the Deferral Plan participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from our general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
Perquisites and All Other Benefits
As a competitive employee benefit, we provide employee health insurance in which the NEOs participate, the aggregate cost of which for the NEOs was $53,152 for 2016. We also provided other employee benefits in which the NEOs participate, including life and disability insurance, and an automobile allowance together with related expenses. We do not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security.

Change-in-Control; Severance
In February 2015, the Committee approved and adopted a form of Executive Employment Agreement for senior officers that have an initial three year term with automatic one-year renewals, and that provide severance payments or other benefits under certain circumstances following termination. In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), the agreement provides that the Company’s most senior executive officers would be entitled to severance compensation consisting of two years base salary, an amount equivalent to two times his or her average bonus of the prior three years (with the average capped at current base salary), as well as a proportionate amount of any payment due under the then-current management incentive plan and accelerated vesting of time-based equity awards. In the event of termination on account of disability or death, such officers would be entitled to compensation consisting of one year base salary, as well as a proportionate amount of any payment due under the then-current management incentive plan, accelerated vesting of time-based equity awards, and a proportionate amount of shares earned pursuant to performance-based equity awards. The agreement also includes restrictive covenants with respect to non-competition, non-solicitation and confidentiality.
The Company also has change-in-control agreements with certain of its executive officers that provide for severance benefits in the event of a change-in-control of the Company leading to a qualifying termination of employment.
The Company believes that the agreements serve as appropriate retention tools for these executives by providing security in the event of an unplanned termination of employment in connection with a change-in-control of the Company, or termination for other than cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of the agreements are important to retain these key people whose continued employment might be at risk for reasons other than cause. The specific terms of the change-in-control and severance agreements are summarized in “Potential Payments on Termination or Change-in-Control.”

Executive Stock Ownership Requirements

To further align the personal interests of senior executives with the interests of our stockholders, we have established guidelines for ownership of the Company’s Common Stock by our Chief Executive Officer, President and Chief Financial Officer (each, a “Restricted Executive”) as a multiple of the executive’s cash salary as of December 31, 2016 as set forth in the following table:

Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, a Restricted Executive and his or her immediate family members residing in the same household, plus deferred stock units or stock awards (whether vested or unvested). Stock options (whether vested or unvested) would not count toward satisfaction of the guidelines. Restricted Executives are required to achieve ownership in accordance with the guidelines within three years of the date they assume their position. At December 31, 2016, all the Restricted Executives were in compliance with the guidelines.

Named Executive Officer	Multiple of Salary	Cash Equivalent
Jason D. Lippert, Chief Executive Officer	5.00	$4,284,000
Scott T. Mereness, President	4.00	$2,356,200
Brian M. Hall, Chief Financial Officer	3.00	$825,000

Clawback Policy

The Dodd-Frank Act requires companies to adopt a policy that will recapture excess incentive compensation that was paid to certain executives if based on erroneous financial statements (“clawback”). The SEC, however, has not yet issued rules implementing the clawback requirements. Rather than continue to wait for such rules, the Board of Directors determined it was prudent to adopt a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the LCI Industries Equity Award and Incentive Plan, as Amended and Restated (the “Plan”), or any successor plan, the amount, payment and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy will be administered by the Compensation Committee, as more fully described in the policy. The Company may amend its policy when the SEC promulgates the final rules. Additionally, all awards of incentive compensation are granted subject to the Plan, which provides that the Compensation Committee may review any equity award if the amount, payment or vesting of such award was based on an entry in the financial statements that is the subject of a restatement, and cancel all or any portion of such awards and require the participant to repay to the Company all or any portion of the gain realized on the exercise of equity awards and the value realized on other awards.

Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) disallows a Federal income tax deduction to publicly-held companies for certain compensation paid to their CEO and the three other most highly compensated NEOs employed at the end of the year (other than the CFO), to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Plan is structured so that performance-based incentive compensation, whether paid in cash or DSUs, or the exercise of options granted under the Plan, will qualify as performance-based compensation which will not be subject to the $1 million limitation, resulting in favorable tax treatment to the Company.

Section 409A of the Code

Our compensation plans and arrangements are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

2016 Executive Performance and Compensation

In February 2016, the Compensation Committee approved the compensation arrangement for the CEO and senior officers of the Company and Lippert Components for fiscal year 2016, including with respect to Named Executive Officers of the Company noted below, that, in addition to base salary, included an annual management incentive program and value-based equity awards consisting of performance stock awards and time-based deferred stock awards. This arrangement continued our policy of pay-for-performance, and implemented compensation practices further designed to align executive and stockholder interests.

Base salaries for fiscal year 2016 for the CEO and most senior officers were generally increased by two percent in recognition of the Company’s performance in 2015. Mr. Smith joined the Company in September of 2015 as Chief Financial Officer with an initial base salary of $500,000 for 2016. Future changes would then be expected to follow in line with other senior officers under normal circumstances. In September 2016, Mr. Smith resigned as CFO to pursue other opportunities. Mr. Smith continued to work with the Company until December 31, 2016 to support an orderly transition. Effective November 17, 2016, Mr. Hall was named Chief Financial Officer. Prior to that, Mr. Hall had been Corporate Controller since June 2013.

The 2016 base salaries for the following Named Executive Officers were adjusted as follows:

Executive	Title	2015 Base Salary	2016 Base Salary	% Change
Jason D. Lippert	Chief Executive Officer	$840,000	$856,800	2%
Scott T. Mereness	President	$577,500	$589,050	2%
Brian M. Hall	Chief Financial Officer	$215,000	$219,300	2%
David M. Smith	Chief Financial Officer	$500,000	$500,000	N/A
Jamie M. Schnur	Chief Administrative Officer	$381,750	$389,385	2%
Nick C. Fletcher	Chief Human Resources Officer	$290,000	$295,800	2%
Under the 2016 Annual Incentive Program approved by the Committee for the Company’s senior officers, participants earn incentive compensation based on the results of Company financial performance measurements for the program year, which for 2016 was based on goals for Return on Invested Capital (“ROIC”), revenue growth, or a combination thereof. In developing the applicable compensation metrics, the Committee designed a compensation program for these executives which motivate them to achieve specified annual goals. In “Incentive Compensation Criteria and Practices,” on page 22 of this Proxy Statement, we describe the performance criteria and the reasons for utilizing those criteria.

With respect to participation in the 2016 Program by our NEOs, their incentive compensation was based on Company performance goals tied to ROIC, which for purposes of the 2016 Program, means Operating Profit divided by Average Invested Capital, where
Operating Profit is the Company’s fiscal year consolidated operating profit, as detailed in the Company’s financial statements filed with the SEC; and
Average Invested Capital is the average of the prior year end and current year quarterly (Total Stockholders Equity + Indebtedness) - (Cash, Cash Equivalents and Short-Term Investments), where:
Total Stockholders’ Equity is the Company’s total stockholders’ equity as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC;
Indebtedness is the Company’s indebtedness as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC; and
Cash, Cash Equivalents and Short-Term Investments is the sum of the cash, cash equivalents and short-term investments as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.

If 2016 ROIC is greater than 15% and less than 18% (“Tier 1”), incentive compensation payable to an NEO would equal the participant’s respective Tier 1 sharing percentage of consolidated operating profit within the tier. If 2016 ROIC is greater than 18% and less than 21% (“Tier 2”), incentive compensation payable to such NEO would equal the participant’s respective Tier 2 sharing percentage of consolidated operating profit within the tier, plus the amount calculated for the Tier 1 bonus. If 2016 ROIC is greater than 21% (“Tier 3”), incentive compensation payable to such NEO would equal the participant’s respective Tier 3 sharing percentage of consolidated operating profit within the tier, plus the amount calculated for the Tier 1 and Tier 2 bonus.

Set forth below are the respective sharing percentages for our NEOs for the 2016 Program:

Executive	Tier 1 Sharing %	Tier 2 Sharing %	Tier 3 Sharing %
Jason D. Lippert	3%	4%	5%
Scott T. Mereness	2%	3%	4%
Brian M. Hall	0.03%	0.06%	0.09%
David M. Smith	0.80%	0.85%	0.90%
Jamie M. Schnur	1%	1.25%	1.5%
Nick C. Fletcher	0.4%	0.43%	0.46%
Once the bonus payment amount is determined, payment is made in cash up to twice the participant’s base salary, and any excess is paid out half in cash and half in deferred stock units (“DSUs”) with a minimum deferral period of one year.

With respect to Messrs. Lippert, Mereness and Smith, 10% of the bonus payment was made further subject to a revenue growth target and payable only to the extent the additional performance goal set forth below was also achieved in 2016:

Revenue Growth Achieved	Bonus Payment % Paid
<$60 million	90%
≥$60 million and <$70 million	95%
>$70 million and <$80 million	96%
>$80 million and <$90 million	97%
>$90 million and <$100 million	98%
>$100 million and <$110 million	99%
>$110 million	100%
The full revenue growth target was achieved in 2016. The cash amounts paid out to our NEOs pursuant to the 2016 Program are included in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column, with any excess that was paid in DSUs included under the Stock Awards column.

Also in February 2016, the Committee approved terms and conditions for long-term incentive grants of performance shares and DSUs pursuant to the Plan.

The 2016 performance shares provide for full vesting of the awards after three years, subject to the rate of cumulative growth over a two-year measurement period of the Company’s adjusted earnings per share above a benchmark EPS of $3.02. The performance shares will require a 12% annualized growth rate in adjusted EPS to earn the target number of shares, and an 18% annualized growth rate to achieve the maximum opportunity of 150% of the target shares. The 2016 DSUs contain a time-based three year vesting schedule, with vesting occurring annually in one-third increments. 67% of the equity awards for Messrs. Lippert, Mereness and Smith were performance-based, and 33% vest over time alone. 2016 performance shares and DSUs for the following named executive officers were granted as follows:

Name	Performance Shares (at Target)	DSUs
Jason D. Lippert	33,038	16,273
Scott T. Mereness	23,645	11,646
Brian M. Hall	529	2,910
David M. Smith	8,966	4,483
Jamie M. Schnur	1,587	3,500
Nick C. Fletcher	529	3,174
Compensation Program Changes for 2017
In March 2017, the Compensation Committee approved changes to the 2017 compensation program for the Company’s CEO, Jason Lippert, and President, Scott Mereness. The primary change in the 2017 compensation program is with respect to the annual incentive program. The Compensation Committee seeks to be responsive to the decreased level of support for the Company’s 2016 Advisory Vote on Executive Compensation by improving the 2017 Annual Incentive Program. The new program improves on the existing structure by more clearly defining goals and conveying those goals to both participants and the investor community as well as significantly increasing alignment with stockholders.
Consistent with the 2016 Annual Incentive Program, the Company’s primary focus for 2017 continues to be on ROIC performance. However, for the first time, the 2017 Annual Incentive Program sets discrete, clearly defined goals for threshold, target, and maximum ROIC levels for the CEO and President, and assigns specific multiples of salary to varying levels of performance. No compensation is earned by the CEO or President for performance below threshold and no additional compensation is earned for performance above the maximum levels. Compensation earned by ROIC performance achievements continues to be cash- and share-based. The CEO’s schedule based on ROIC performance is presented below:

	ROIC Performance	Cash as a % of Salary	ROIC Performance Shares[1]
	<20%	0%	0
Threshold	20%	25%	2,229
	25%	50%	4,459
Target	30%	100%	8,918
	35%	200%	17,836
Maximum (Cash)	40%	300%	26,754
Maximum (Shares)	45%		35,672
[1]Granted at target on March 15, 2017
Target ROIC performance is set at 30%, approximating the 75th percentile of the 2016 peer group and a bonus of 50% of target will be earned for achieving 25% ROIC, the peer group median. As additional reference points, the Company’s historical 3-year average ROIC for the periods ending in 2015 and 2016 was 26% and 31% respectively. While target ROIC is consistent with the peer group 75th percentile, the Compensation Committee believes setting goals based on internal performance is more appropriate than setting relative goals or measuring relative performance in compensation programs.
The 2017 compensation program for the CEO sets a target pay level of $6.825M, consisting of salary, annual incentives, and long-term incentives. Target pay for the CEO in 2017 is 28% lower than the total disclosed for 2016 in the Summary Compensation Table (excludes $50,100 of All Other Compensation). Target pay for 2017 is more heavily weighted toward equity than 2016 actual pay under the previous compensation program. The Compensation Committee referenced target pay levels of the Company’s 2017 peer group and considered the high levels of performance required to achieve specified targets.

The design of the performance shares based on EPS will remain the same in 2017. The 2017 compensation program will be more fully detailed in the Company’s 2018 proxy statement.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

COMPENSATION COMMITTEE
Brendan J. Deely, Chairman
James F. Gero
Tracy D. Graham
John B. Lowe, Jr.
Kieran M. O’Sullivan
The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Summary Compensation Table
The following table sets forth the annual compensation awarded to or earned by our named executive officers for the years ended December 31, 2016, 2015 and 2014:
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(7)	Total

Jason D. Lippert(1)	2016	$856,800	$—	$4,731,045	$3,770,241	$50,102	$9,408,188
Chief Executive Officer	2015	$840,000	$—	$3,212,368	$1,797,441	$33,993	$5,883,802
	2014	$800,000	$—	$3,622,879	$1,338,495	$35,437	$5,796,811

Scott T. Mereness(2)	2016	$589,050	$—	$3,606,480	$2,875,865	$49,347	$7,120,742
President	2015	$577,500	$—	$2,361,685	$1,301,690	$31,286	$4,271,657
	2014	$550,000	$—	$2,648,702	$994,686	$36,816	$4,230,204

Brian M. Hall(3)	2016	$225,727	$50,000	$189,884	$99,611	$27,326	$592,548
Chief Financial Officer

David M. Smith(4)	2016	$500,000	$250,000	$742,587	$1,052,979	$78,863	$2,624,429
Chief Financial Officer	2015	$125,000	$250,000	$—	$99,742	$9,935	$484,677

Jamie M. Schnur(5)	2016	$389,385	$—	$764,850	$1,274,402	$40,871	$2,469,508
Chief Administrative Officer	2015	$381,750	$—	$452,175	$653,243	$29,257	$1,516,425

Nick C. Fletcher(6)	2016	$295,800	$150,000	$204,461	$563,314	$33,795	$1,247,370
Chief Human Resources Officer

(1)	Jason D. Lippert
Stock Awards – The 2016 amount is comprised of 16,273 DSUs, having a value of $898,514 on the date of grant, 33,038 performance shares (at target), having a value of $1,824,193 on the date of grant, and performance-based incentive compensation of $2,008,338 paid in DSUs (net of taxes) pursuant to the 2016 Annual Incentive Program. If performance shares achieve maximum payout of 150%, grant date fair value would equal $2,736,290. See “Executive Compensation – Grants of Plan-Based Awards Table.” The 2015 amount is comprised of 16,940 DSUs, having a value of $1,021,313 on the date of grant, 34,394 performance shares (at target), having a value of $2,073,614 on the date of grant, and performance-based incentive compensation of $117,441 paid in DSUs pursuant to the 2015 Annual Incentive Program. If performance shares achieve maximum payout of 150%, grant date fair value would equal $3,110,421. See “Executive Compensation – Grants of Plan-Based Awards Table.” The 2014 amount is comprised of 11,200 DSUs, 50 percent of which are performance-based, having a value of $524,384 on the date of grant, and performance-based incentive compensation of $538,495 paid in DSUs. The 2014 amount also includes long-term incentive compensation of $2,560,000 pursuant to an Executive Employment and Non-Competition Agreement for the period January 1, 2012 through December 31, 2014 (the “Prior Agreement”). Each year during his Prior Agreement, Mr. Lippert was granted long-term performance-based incentive compensation pursuant to which he could earn up to 50,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year period (the “Applicable Measurement Period”). If Adjusted EPS (as defined in the Prior Agreement) for the third year of the Applicable Measurement Period exceeds the Benchmark EPS (as defined in the Prior Agreement) by more than 20 percent, then Mr. Lippert is entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20 percent up to a percentage increase of 40 percent.
Non-Equity Incentive Plan Compensation – The 2016 amount reflects the cash portion of the bonus payment earned pursuant to the 2016 Annual Incentive Program. See “Executive Compensation - Compensation Discussion and Analysis - 2016 Executive Performance and Compensation” for the respective sharing percentages of the NEOs for 2016. Bonus earned up to twice the participant’s base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Lippert pursuant to the 2016 Program was $5,826,881. The 2015 amount reflects the cash portion of the bonus payment earned pursuant to the 2015 Annual Incentive Program. Bonus earned in excess of twice the participant’s base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Lippert pursuant to the 2015 Program was $1,914,882.

(2)	Scott T. Mereness
Stock Awards – The 2016 amount is comprised of 11,646 DSUs, having a value of $643,034 on the date of grant, 23,645 performance shares (at target), having a value of $1,305,559 on the date of grant, and performance-based incentive compensation of $1,657,888 paid in DSUs (net of taxes) pursuant to the 2016 Annual Incentive Program. If performance shares achieve maximum payout of 150%, grant date fair value would equal $1,958,338. See “Executive Compensation – Grants of Plan-Based Awards Table.” The 2015 amount is comprised of 12,124 DSUs, having a value of $730,956 on the date of grant, 24,615 performance shares (at target), having a value of $1,484,038 on the date of grant, and performance-based incentive compensation of $146,690 paid in DSUs pursuant to the 2015 Annual Incentive Program. If performance shares achieve maximum payout of 150%, grant date fair value would equal $2,226,088. See “Executive Compensation – Grants of Plan-Based Awards Table.” The 2014 amount is comprised of 8,800 DSUs, 50 percent of which are performance-based, having a value of $412,016 on the date of grant, and performance-based incentive compensation of $444,686 paid in DSUs. The 2014 amount also includes long-term incentive compensation of $1,792,000 pursuant to an Executive Employment and Non-Competition Agreement for the period January 1, 2012 through December 31, 2014 (the “Prior Agreement”). Each year during his Prior Agreement, Mr. Mereness was granted long-term performance-based incentive compensation pursuant to which he could earn up to 35,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year period (the “Applicable Measurement Period”). If Adjusted EPS (as defined in the Prior Agreement) for the third year of the Applicable Measurement Period exceeds the Benchmark EPS (as defined in the Prior Agreement) by more than 20 percent, then Mr. Mereness is entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20 percent up to a percentage increase of 40 percent.
Non-Equity Incentive Plan Compensation – The 2016 amount reflects the cash portion of the bonus payment earned pursuant to the 2015 Annual Incentive Program. See “Executive Compensation - Compensation Discussion and Analysis - 2016 Executive Performance and Compensation” for the respective sharing percentages of the NEOs for 2016. Bonus earned up to twice the participant’s base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Mereness pursuant to the 2016 Program was $4,573,630. The 2015 amount reflects the cash portion of the bonus payment earned pursuant to the 2015 Annual Incentive Program. Bonus earned in excess of twice the participant’s base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Mereness pursuant to the 2015 Program was $1,448,381.

(3)	Brian M. Hall
Mr. Hall was promoted to Chief Financial Officer effective November 17, 2016, following the decision of Mr. Smith to resign from the position in September 2016.
Bonus – Reflects a discretionary bonus paid to Mr. Hall in recognition of exceptional performance.
Stock Awards – The 2016 amount is comprised of 2,910 DSUs, having a value of $160,676 on the date of grant, and 529 performance shares (at target), having a value of $29,209 on the date of grant. If performance shares achieve maximum payout of 150%, grant date fair value would equal $43,813. See “Executive Compensation – Grants of Plan-Based Awards Table.”
Non-Equity Incentive Plan Compensation – The 2016 amount reflects the cash portion of the bonus payment earned pursuant to the 2016 Annual Incentive Program. See “Executive Compensation - Compensation Discussion and Analysis - 2016 Executive Performance and Compensation” for the respective sharing percentages of the NEOs for 2016. Bonus earned up to twice the participant’s base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Hall pursuant to the 2016 Program was $99,611.

(4)	David M. Smith
Mr. Smith joined the Company as Chief Financial Officer in September 2015, with an initial annual base salary of $500,000 from the beginning of Mr. Smiths’ employment through 2016. Mr. Smith’s employment with the Company terminated on December 31, 2016.
Bonus – The 2016 and 2015 amounts reflect payment of one-third of a $750,000 sign-on bonus to be earned over a period of three years. The remaining $250,000 was forfeited upon his separation from the Company in December 2016.
Non-Equity Incentive Plan Compensation – The 2016 amount reflects the bonus payment earned pursuant to the 2016 Annual Incentive Program. See “Executive Compensation - Compensation Discussion and Analysis - 2016 Executive Performance and Compensation” for the respective sharing percentages of the NEOs for 2016.

(5)	Jamie M. Schnur
Stock Awards – The 2016 amount is comprised of 3,500 DSUs, having a value of $193,253 on the date of grant, and 1,587 performance shares (at target), having a value of $87,626 on the date of grant, and performance-based incentive compensation of $483,971 paid in DSUs (net of taxes) pursuant to the 2016 Annual Incentive Program. If performance shares achieve maximum payout of 150%, grant date fair value would equal $131,439. See “Executive Compensation – Grants of Plan-Based Awards Table.” The 2015 amount is comprised of 6,000 DSUs, having a value of $361,740 on the date of grant, and 1,500 performance shares (at target), having a value of $90,435 on the date of grant. If performance shares achieve maximum payout of 150%, grant date fair value would equal $135,653.
Non-Equity Incentive Plan Compensation – The 2016 amount reflects the cash portion of the bonus payment earned pursuant to the 2016 Annual Incentive Program. See “Executive Compensation - Compensation Discussion and Analysis - 2016 Executive Performance and Compensation” for the respective sharing percentages of the NEOs for 2016. Bonus earned up to twice the participant’s base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Schnur pursuant to the 2016 Program was $1,770,033. The 2015 amount reflects the cash portion of the bonus payment earned pursuant to the 2015 Annual Incentive Program. Bonus earned in excess of twice the participant’s base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Schnur pursuant to the 2015 Program was $653,243.

(6)	Nick C. Fletcher
This is Mr. Fletcher’s first year as a named executive officer.
Bonus – Reflects a retention bonus that is subject to repayment if Mr. Fletcher’s employment with the Company ends before December 31, 2018.
Stock Awards – The 2016 amount is comprised of 3,174 DSUs, having a value of $175,252 on the date of grant, and 529 performance shares (at target), having a value of $29,209 on the date of grant. If performance shares achieve maximum payout of 150%, grant date fair value would equal $43,813. See “Executive Compensation – Grants of Plan-Based Awards Table.”
Non-Equity Incentive Plan Compensation – The 2016 amount reflects the cash portion of the bonus payment earned pursuant to the 2016 Annual Incentive Program. See “Executive Compensation - Compensation Discussion and Analysis - 2016 Executive Performance and Compensation” for the respective sharing percentages of the NEOs for 2016. Bonus earned up to twice the participant's base salary is paid in cash, and any excess is paid half in cash, half in DSUs with a minimum deferral period of one year. Total bonus amount earned by Mr. Fletcher pursuant to the 2016 Program was $563,314.

(7)	Includes the following payments the Company made to or on behalf of our NEOs:

Name	Year	401(k) Matching Contribution	Health Insurance	Other Perquisites(A)		Total All Other Compensation

Jason D. Lippert	2016	$10,600	$10,607	$28,895		$50,102
	2015	$10,600	$10,103	$13,290		$33,993
	2014	$10,400	$14,278	$10,759		$35,437

Scott T. Mereness	2016	$10,600	$10,308	$28,439		$49,347
	2015	$10,600	$10,607	$10,079		$31,286
	2014	$10,400	$14,278	$12,138		$36,816

Brian M. Hall	2016	$10,600	$10,606	$6,120		$27,326

David M. Smith	2016	$6,923	$9,287	$62,653	(B)	$78,863
	2015	__	$817	$9,118		$9,935

Jamie M. Schnur	2016	$10,600	$6,848	$23,423		$40,871
	2015	$10,600	$5,595	$13,062		$29,257

Nick C. Fletcher	2016	$10,600	$5,495	$17,700		$33,795

(A)	Other perquisites included auto allowance and related expenses, costs of spousal travel for Company events, reimbursement for relocation expenses, and long-term disability insurance.

(B)	The Company reimbursed Mr. Smith for expenses incurred in connection with his personal relocation to Indiana of $54,547 for 2016.

Grants of Plan-Based Awards Table
The following table summarizes the DSUs and performance stock awards granted to the NEOs in 2016, or earned by the NEOs in 2016 based on the achievement of specified annual performance criteria:
GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold		Target		Maximum

Jason D. Lippert(1)	3/15/2017	—		—		—		18,516	(2)	$2,008,338
	2/10/2016	—		—		—		16,273	(3)	$898,514
	2/10/2016	—	(4)	33,038	(4)	49,557	(4)	—		$1,824,193	(4)

Scott T. Mereness(1)	3/15/2017	—		—		—		15,285	(2)	$1,657,888
	2/10/2016	—		—		—		11,646	(3)	$643,034
	2/10/2016	—	(4)	23,645	(4)	35,468	(4)	—		$1,305,559	(4)

Brian M. Hall	2/10/2016	—		—		—		2,910	(3)	$160,676
	2/10/2016	—	(4)	529	(4)	794	(4)	—		$29,209	(4)

David M. Smith	2/10/2016	—		—		—		4,483	(3)	$247,529
	2/10/2016	—	(4)	8,966	(4)	13,449	(4)	—		$495,058	(4)

Jamie M. Schnur(1)	3/15/2017	—		—		—		4,462	(2)	$483,971
	2/10/2016	—		—		—		3,500	(3)	$193,253
	2/10/2016	—	(4)	1,587	(4)	2,381	(4)	—		$87,626	(4)

Nick C. Fletcher	2/10/2016	—		—		—		3,174	(3)	$175,252
	2/10/2016	—	(4)	529	(4)	794	(4)	—		$29,209	(4)

(1)
Does not include the cash component of annual performance-based incentive compensation earned in 2016 pursuant to the 2016 Annual Incentive Program, which is calculated based on a formula as described in “Executive Compensation – Compensation Discussion and Analysis – 2016 Executive Performance and Compensation.” There is no threshold, target or maximum amount that could be earned with respect to such compensation. The cash amount paid for 2016 is disclosed in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.”

(2)
Performance-based incentive compensation earned in 2016 under the 2016 Annual Incentive Program in excess of twice the participant's base salary, half of which excess is paid in cash and half in DSUs with a minimum deferral period of one year.

(3)	DSU awards that vest ratably each year on the first through the third anniversaries of the respective grant date.

(4)
Performance stock awards that vest based on achievement of specified performance conditions. Grant date fair value is at target. Grant date fair value at maximum is disclosed in the footnotes to the Summary Compensation Table. The performance shares granted to Mr. Smith were subsequently forfeited upon his separation from the Company on December 31, 2016.

Grants of Plan-Based Awards
In February 2016, the Compensation Committee approved terms and conditions for long-term incentive grants of performance shares and deferred stock units pursuant to the LCI Industries Equity Award and Incentive Plan.
The value-based 2016 performance shares provide for full vesting of the awards after three years, subject to the rate of cumulative growth over a two-year measurement period of the Company’s adjusted earnings per share (“EPS”) above a benchmark EPS of $3.02. The performance shares will require a 12% annualized growth rate in adjusted EPS to earn the target number of shares, and an 18% annualized growth rate to achieve the maximum opportunity of 150% of the target shares. The number of performance shares granted at target to each NEO is determined by dividing the target equity value assigned to each NEO by the 15-day average trading price through the date of grant. Grant date fair value of the performance shares is shown assuming the target opportunity is achieved.
In addition to performance-based incentive compensation, DSUs were awarded to employees in February 2016 (collectively, the “February 2016 DSUs”). We believe that the February 2016 DSUs granted to our executives and employees constitute an effective incentive to achieving long-term success of the Company, and are an important compensation component to our executives and employees. DSUs provide for the distribution of shares of our Common Stock upon vesting dates determined by the Compensation Committee, subject to earlier distribution upon death, disability, certain instances of termination of employment without cause, or certain changes-in-control of the Company.
The number of the February 2016 DSUs granted to each of our NEOs for 2016 was value-based after consideration by the Compensation Committee of factors and events relative to the Company’s performance, the expense related to the February 2016 DSUs, resulting dilution, the element of motivation that equity awards provide, and other factors. The number of DSUs granted to each NEO is determined by dividing the equity value assigned to each NEO by the 15-day average trading price through the date of grant. The NEOs received aggregate awards for 37,501 shares representing 22 percent of the total shares granted to all employees in 2016. The aggregate expense to the Company applicable to the February 2016 DSUs to the NEOs is $2,042,679, which will be expensed over the vesting term of the February 2016 DSUs.

Equity Award and Incentive Plan

On May 18, 2011, stockholders approved the LCI Industries Equity Award and Incentive Plan, as Amended and Restated, and approved an amendment to the Plan on May 22, 2014. The Plan incorporates a range of compensation best practices, including the following key features:

•
No Repricing or Replacement of Options or Stock Appreciation Rights. The Plan prohibits, without stockholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs”).

•	No In-the-Money Option or SAR Grants. The Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of our Common Stock on the date of grant.

•
Double Trigger Accelerated Vesting/Payment Following a Change in Control. The Plan provides that if outstanding awards are assumed or substituted in connection with a change in control, accelerated vesting or payment of an award will occur only if employment is terminated involuntarily (other than for “Cause”) within two years of the change in control.

•
Dividend Equivalents Subject to Performance Conditions. Dividends and dividend equivalents payable with respect to the unvested portion of awards whose vesting is subject to the satisfaction of performance conditions will be subject to the same restrictions as the underlying shares or units.

•
No Liberal Share Counting. Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with awards of options and SARs, shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon its exercise may not be used again for new grants.

•	No Liberal Definition of “Change in Control.” No change in control would be triggered by stockholder approval of a business combination transaction.
The following description of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained from the Company.
Shares Available. Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the maximum number of shares available under the Plan is 3,208,632, reduced by shares subject to awards granted under the Plan, and granted under the previous 2002 Plan after December 31, 2010, by (i) 1.60 shares for each share subject to awards other than stock options and stock appreciation rights (“SARs”) and (ii) one share for each share subject to awards of stock options and SARs. Shares subject to awards under the Plan, and after December 31, 2010 under the 2002 Plan, that are canceled, expired, forfeited, settled in cash, or otherwise terminated without delivery of shares to a participant, and shares tendered or withheld for tax withholding for awards other than stock options and SARs, will be added back to the shares available under the Plan as 1.60 shares for each share that is canceled, expires, forfeited, settled in cash, otherwise terminated, or tendered or withheld.
The following shares will not be added to the shares available under the Plan: (i) shares subject to awards under the Plan, and shares subject to awards after December 31, 2010 under the 2002 Plan, that are tendered or withheld by us in payment of the exercise price of stock options and SARs, (ii) shares subject to awards under the Plan, and shares subject to awards after December 31, 2010 under the 2002 Plan, that are tendered or withheld by us for tax withholding with respect to stock options and SARs, (iii) shares subject to SARs under the Plan, and shares subject to awards after December 31, 2010 under the 2002 Plan, that are not issued in connection with the stock settlement of SARs, and (iv) shares reacquired by us after December 31, 2010 using cash proceeds from the exercise of stock options.
Shares subject to awards granted in substitution for awards of a company or business acquired by the Company or a subsidiary or affiliate will not count against the number of shares available under the Plan. In addition, shares remaining available under a plan approved by stockholders of a company acquired by the Company or a subsidiary or affiliate (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards to employees of the acquired company under the Plan and will not reduce the shares available under the Plan. Shares delivered under the Plan may be either newly issued or treasury shares.
Eligibility. Executive officers and other employees of the Company and its subsidiaries and affiliates, and independent Directors, consultants and others who provide substantial services to the Company and its subsidiaries and affiliates, are eligible to be granted awards under the Plan. In addition, any person who has been offered employment by the Company or a subsidiary or affiliate may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment.
Administration. The Plan is administered by the Compensation Committee, except that the Board of Directors (“Board”) may appoint any other committee to administer the Plan and may itself act to administer the Plan. The Board must perform the functions of the Committee for purposes of granting awards to independent Directors. (References to the “Committee” in this discussion mean the Committee or the full Board exercising authority with respect to a given award.) Subject to the terms and conditions of the Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the Plan.
The Committee may delegate to officers or managers of the Company or a subsidiary or affiliates (or committees thereof) the authority to take action on behalf of the Committee pursuant to the Plan, to the extent that the delegation will not result in loss of the exemptions under Section 16 of the Exchange Act and Code Section 162(m). Nothing in the Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers. The Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.
The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options (“Non-Qualified Stock Option”), and SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of a stock option and the grant price of an SAR are determined by the Committee, but may not be less than the fair market value of the shares on the date of grant. The maximum term of each stock option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or upon the occurrence of other events, are fixed by the Committee, subject to a restriction that no stock option or SAR may have a term exceeding ten years. At the discretion of the Committee, stock options may be exercised by payment of the exercise price in cash, shares or broker-assisted cashless exercise procedures. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.
No Repricing. The Plan prohibits the repricing of stock options and SARs (other than to reflect stock splits, stock dividends, large, special and non-recurring dividends or other distributions, and other extraordinary events, or in connection with a change-in-control of the Company) unless stockholder approval is obtained. For purposes of the Plan, a “repricing” means a reduction in the exercise price of a stock option or the grant price of a SAR, the cancellation of a stock option or SAR in exchange for cash or another award, or any other action with respect to a stock option or SAR that could be characterized as a repricing under NYSE rules.
Restricted Stock and Deferred Stock Units. The Committee is authorized to make awards of restricted stock and deferred stock units. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment or failure to achieve performance goals. The restricted period is established by the Committee but may not be less than one year. An award of restricted stock entitles the Participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon (except if the award vests based on the achievement of performance goals; see “Dividends and Dividend Equivalents” below), unless otherwise determined by the Committee.
Deferred stock units give participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the award in the event of termination of employment under certain circumstances prior to the end of a specified period (which need not be the same as the deferral period). Awards of deferred stock units shall be made in a manner consistent with Code Section 409A. An award of deferred stock units will specify (1) permissible payment events, i.e., separation from service, death, disability, a specified time or pursuant to a fixed schedule; a change-in-control of the Company or an unforeseeable emergency, (2) the date on which payment shall be made or begin and (3) the form of payment (i.e. in a lump-sum or installments). If the Committee determines that the participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)(D)), payments or deliveries of shares or other consideration in satisfaction of an award of deferred stock units may not be made until six months after the participant’s separation from service from the Company and all subsidiaries.

Bonus Shares and Awards in Lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of the Company’s obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.
Performance-Based Awards. The Committee may grant performance awards denominated as a cash amount, a number of shares or other awards that may be earned based on achievement of performance goals consisting of one or more business criteria and a targeted performance level with respect to such criteria. The Committee may also require satisfaction of performance goals as a condition of other awards being granted or becoming exercisable or settleable under the Plan.
Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the Plan. The Committee may condition awards on the payment of taxes such as in cash or by withholding a portion of the shares or other property to be distributed or by receiving previously acquired shares or other property surrendered by the participant in order to satisfy tax obligations.
Dividends; Dividend Equivalents. Dividends on restricted stock that vests based on the achievement of performance goals must either not be paid, or be accumulated subject to the same restrictions and forfeiture risk as the restricted stock to which they relate and be paid when the restrictions and forfeitures lapse. Awards of deferred stock units may provide for dividend equivalents with respect to dividends on the shares subject to the award (either payable on a current basis, deferred, or credited as additional deferred stock units), provided that dividend equivalents on awards that vest based on the achievement of performance goals must either not be paid, or be accumulated subject to the same restrictions and forfeiture risk as the deferred stock units to which they relate and be paid when the restrictions and forfeitures lapse.
Vesting, Forfeitures and Acceleration. The Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of stock options and SARs, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award. In addition, the Plan provides that, in the event of a change-in-control, outstanding non-performance based awards that are assumed or substituted for by the successor company (or continued by the Company if it is the ultimate parent corporation) will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse if the participant’s employment terminates within 24 months following the change-in-control (or such other period set forth in the award agreement), unless otherwise provided by the Committee. If outstanding non-performance based awards are not assumed, substituted for or continued, on the change-in-control date the awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse. In the event of a change-in-control, to the extent specified in the award agreement, either (i) the goals under outstanding performance-based awards will be deemed to be met (in full or pro rata), or (ii) the awards will be converted into restricted stock or deferred stock units, based on achievement of the goals through the change-in-control date or based on target performance (full or pro rata) and vest based on continued service with the Company and as provided in the prior two sentences.
The Committee may in the event of a change-in-control (i) permit participants to elect to receive a cash payment in lieu of the shares subject to the award equal to (x) for stock options and SARs, the difference between the Change-in-Control Price and the exercise or grant price of the award, and (y) for other share awards the Change-in-Control Price, multiplied by the shares subject to the award; and (ii) cancel stock options and SARs in exchange for a payment in cash, stock or other property equal to the difference between the Change-in-Control Price and the exercise or grant price of the award multiplied by the shares subject to the award, including mandatory cancellation without payment if the exercise or grant price is less than the Change-in-Control Price (unless otherwise provided in the award agreement).
A change-in-control means (except as otherwise provided in an award agreement) (i) a change in ownership of the Company where any person or group acquires more than 50 percent of the voting power or fair market value of the Company’s securities; (ii) a change in the effective control of the Company which results from the acquisition by one or more persons acting as a group of 30 percent or more of the total voting power of the Company’s voting securities or replacement of a majority of the Board’s membership during any 12-month period by directors not endorsed by a majority of the Board before appointment or election; or (iii) a change in the ownership of a substantial portion of the assets of the Company which results from the acquisition by one or more persons acting as a group of all or substantially all of the Company’s assets.
Nontransferability of Awards. Awards under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or the laws of descent and distribution, or to a designated beneficiary on the participant’s death. The Committee may provide that a participant may transfer an award to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Committee.
Clawback. The Committee may cancel outstanding awards and require the participant to repay to the Company all or a portion of the gain realized on the exercise of stock options or SARs and the value of other awards in the event of a restatement of the Company’s financial statements, or if the participant provides services to a business that competes with the Company’s business, discloses confidential information, engages in activity resulting in termination of service for cause or engages in other conduct that is determined to be injurious, detrimental or prejudicial to the Company.
Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule. Under these provisions, stockholder approval will not necessarily be required for amendments that might increase the cost of the Plan. Stockholder approval is required for any amendment which may (a) increase the maximum number of shares of stock covered by the Plan or change the class of employees who are eligible to receive awards under the Plan; (b) reduce the exercise price or grant price for stock options or SARs below the fair market value of the shares on the date of the grant of such stock options or SARs, or cancel any stock options or SARs in exchange for cash or another award; (c) extend beyond 10 years from the date of the grant the period within which any award may be exercised; (d) extend the period beyond the termination date of the Plan during which awards may be granted; or (e) increase the limits on awards to a participant that are intended to qualify as performance-based compensation under Code section 162(m).
It should be noted that the Board may at any time and from time to time, without approval of stockholders, unless required by applicable law, rule or regulation, amend the Plan including but not limited to, any amendments necessary to comply with Section 409A of the Code and any regulations or other guidance thereunder. Except as set forth in any award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all award recipients, no amendment of the Plan may materially and adversely affect any outstanding award under the Plan without the award recipient’s consent.
No awards may be made after the tenth anniversary of the effective date of the Plan, which was May 18, 2011. Unless earlier terminated, the Plan will terminate at such time that no shares reserved under the Plan remain available and the Company has no further rights or obligations with respect to any outstanding award.
Federal Income Tax Implications of the Plan
The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Plan.
In general, an employee to whom a Non-Qualified Stock Option is granted will recognize no income at the time of the grant of such option. Upon exercise of a Non-Qualified Stock Option, an employee will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the Option. (Special rules may apply in the case of an employee who is subject to Section 16(b) of the Exchange Act.) The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for tax treatment for such shares will commence on the day on which the employee recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code, and regulations thereunder, including those under Section 162(m) of the Code, the Company will generally be entitled to federal income tax deduction in respect of Non-Qualified Stock Options in an amount equal to ordinary income recognized by the employee. Any compensation includable in the gross income of an employee in respect of a Non-Qualified Stock Option will be subject to appropriate withholding of federal income and employment taxes.
In general, an employee to whom DSUs are granted will recognize no income at the time of the grant of such DSUs. Upon conversion of DSUs to Common Stock, an employee will recognize ordinary income in an amount equal to the fair market value of the shares on the date of conversion. (Special rules may apply in the case of an employee who is subject to Section 16(b) of the Exchange Act.) The tax basis of such shares to such employee will be equal to the fair market value of the shares on the date of conversion and the employee’s holding period for tax treatment for such shares will commence on the day on which the employee recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code, and regulations thereunder, including those under Section 162(m) of the Code, the Company will generally be entitled to federal income tax deduction in respect of DSUs in an amount equal to ordinary income recognized by the employee. Any compensation includable in the gross income of an employee in respect of DSUs will be subject to appropriate withholding of federal income and employment taxes.
Under certain circumstances, the accelerated vesting or the cashout of Non-Qualified Stock Options or DSUs in connection with a change-in-control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the employee may be subject to a 20 percent excise tax and the Company may be denied a tax deduction.
Section 162(m) of the Code limits the Company’s tax deduction to $1 million per year for compensation paid in a given year to the Chief Executive Officer and the three highest compensated executive officers other than the Chief Executive Officer at the end of the Company’s fiscal year (other than the Chief Financial Officer). According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1 million dollar deduction limitation. The Company’s policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company’s executive compensation programs. However, the Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company’s success, even where compensation payable under such programs may not be fully deductible. In 2016, all cash compensation paid to our NEOs was deductible.
As a condition to the grant, the Compensation Committee may require each employee to whom Non-Qualified Stock Options or DSUs have been granted to agree to pay to the Company, or make arrangements satisfactory to the Company, regarding the payment of Federal, state or local taxes of any kind required to be withheld. The Company also has the right, to the extent permitted or required by law, to deduct from any payment of any kind otherwise due the employee, Federal, state or local taxes of any kind required by law to be withheld.
The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Non-Qualified Stock Options, DSUs or the Company or to describe tax consequences based on particular circumstances, and does not address the tax consequences of awards other than Non-Qualified Stock Options or DSUs, or state or local tax consequences. It is based on current federal income tax law and other authorities, which are subject to change at any time.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Common Stock underlying outstanding equity awards held by each NEO as of December 31, 2016:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)

Jason D. Lippert	1,296(1)	$139,644	—	$—
	2,445(1)	$263,449	—	$—
	3,528(1)	$380,142	941(2)	$101,393
	11,857(3)	$1,277,592	—	$—
	16,533(3)	$1,781,431	—	$—
	—	$—	36,111(2)	$3,890,960
	—	$—	33,566(2)	$3,616,737

Scott T. Mereness	1,018(1)	$109,690	—	$—
	1,921(1)	$206,988	—	$—
	2,772(1)	$298,683	739(2)	$79,627
	8,486(3)	$914,367	—	$—
	11,832(3)	$1,274,898	—	$—
	—	$—	25,844(2)	$2,784,691
	—	$—	24,023(2)	$2,588,478

Brian M. Hall	491(1)	$52,905	—	$—
	866(1)	$93,312	231(2)	$24,890
	1,925(3)	$207,419	—	$—
	2,956(3)	$318,509	—	$—
	—	$—	525(2)	$56,569
	—	$—	537(2)	$57,862

David M. Smith	—	$—	—	$—

Jamie M. Schnur	1,151(4)	$124,020	—	$—
	1,310(1)	$141,153	—	$—
	1,890(1)	$203,648	504(2)	$54,306
	4,200(3)	$452,550	—	$—
	3,556(3)	$383,159	—	$—
	—	$—	1,575(2)	$169,706
	—	$—	1,612(2)	$173,693
Nick C. Fletcher	819(1)	$88,247	—	$—
	2,100(3)	$226,275	—	$—
	3,225(3)	$347,494	—	$—
	—	$—	525(2)	$56,569
	—	$—	537(2)	$57,862

(1)
DSU awards or stock awards, including dividends thereon, where applicable, that vest ratably each year on the first through the fifth anniversaries of the respective grant date or are performance-based.

(2)
DSUs or stock awards, including dividends thereon, where applicable, that vest based on achievement of specified performance conditions. See “Executive Compensation – Compensation Discussion and Analysis – 2016 Executive Performance and Compensation.”

(3)	DSU award that vests ratably each year on the first through the third anniversaries of the respective grant date.

(4)	DSU award that vests ratably each year on the third through the fifth anniversaries of the respective grant date.

(5)	Market value determined based on the closing market price of our Common Stock on December 31, 2016 of $107.75 per share, multiplied by the number of underlying shares not yet vested.
Option Exercises and Stock Vested
The following table presents the value realized by the NEOs on exercise of options and vesting of DSUs and stock awards in 2016:
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired On Exercise	Value Realized on Exercise(1)	Number of Shares Acquired On Vesting	Value Realized on Vesting(2)

Jason D. Lippert	2,800	$238,845	63,617(3)	$6,553,687

Scott T. Mereness	44,000	$3,341,638	47,238(4)	$4,872,607

Brian M. Hall	—	$—	1,710	$135,856

David M. Smith	—	$—	—	$—

Jamie M. Schnur	1,720	$158,859	14,263(5)	$1,381,825

Nick C. Fletcher	—	$—	1,305	$90,018

(1)
Value realized calculated by multiplying the number of shares exercised by the difference between (a) either (i) the actual sales price of such shares acquired or exercised if such shares were sold simultaneously or (ii) the average of the high and low price of our Common Stock on the date of the option exercise as reported by the NYSE, if such shares acquired on exercise were not sold simultaneously, and (b) the exercise price of the stock option.

(2)	Value realized calculated by multiplying the number of shares vested by the closing price of our Common Stock as reported by the NYSE on the vesting date.

(3)	Includes time-based DSUs and performance-based DSUs and stock awards which vested in 2016. Receipt of 18,516 shares have been deferred for a period of one year or greater.

(4)	Includes time-based DSUs and performance-based DSUs and stock awards which vested in 2016. Receipt of 15,285 shares have been deferred for a period of one year or greater.

(5)	Includes time-based DSUs and performance-based DSUs which vested in 2016. Receipt of 4,462 shares have been deferred for a period of one year or greater.
To enhance the retention value of the Company’s executives, the Committee requires NEOs to hold for at least one year stock received upon exercise of vested stock options, unless the NEO already owns a number of shares at least equivalent to the shares to be sold by the NEO on exercise of options.

Nonqualified Deferred Compensation
The Company maintains an Executive Non-Qualified Deferred Compensation Plan (the “Deferral Plan”). The Company does not make any contributions to the Deferral Plan, but is responsible for certain costs of administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. The Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
The Deferral Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the participant. The Company has elected to invest a portion of the compensation deferred by the participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the participant in order to generate the funds needed to make payments to the participants. The deemed investments selected by the participant determine the amount of earnings and losses that are credited to the participant’s account.
The following table summarizes activity in the Deferral Plan by those NEOs who participated in 2016:
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2016(1)	Aggregate Earnings in 2016(2)	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at December 31, 2016

Jason D. Lippert	$629,104	$398,618	$—	$5,154,551(3)

Scott T. Mereness	$260,338	$41,141	$—	$584,711(4)

Brian M. Hall	$—	$—	$—	$—

David M. Smith	$—	$—	$—	$—

Jamie M. Schnur	$326,621	$71,358	$—	$947,402(5)

Nick C. Fletcher	$—	$—	$—	$—

(1)	These amounts have been included as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Amounts represent earnings or losses on the executives’ contributions, and have not been included the Summary Compensation Table.

(3)	Includes cumulative contributions by the participant of $4,291,558, as well as cumulative earnings of $862,993.

(4)	Includes cumulative contributions by the participant of $838,289, as well as cumulative losses of $40,838, and cumulative withdrawals of $212,740.

(5)	Includes cumulative contributions by the participant of $954,992, as well as cumulative earnings of $99,771, and cumulative withdrawals of $107,361.
Potential Payments on Termination or Change-In-Control

Acceleration of Equity Awards
Pursuant to the LCI Industries Equity Award and Incentive Plan, as Amended and Restated, in the event of a change-in-control (as defined in the Plan) resulting in termination (other than for cause) within two years of the change-in-control, or in the event of death or disability, all unexercisable equity awards, including those held by the NEOs, will become fully exercisable and vested, except to the extent granted pursuant to long-term incentive plans which would vest pro-rata. See “Equity Award and Incentive Plan – Vesting, Forfeitures and Acceleration.”

Termination of Employment

In conjunction with the approval of the 2015 compensation program, the Committee approved and adopted a form of Executive Employment Agreement for its senior officers that have an initial three year term with automatic one-year renewals, and that provide severance payments or other benefits under certain circumstances following termination. In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), senior officers (including each of the NEOs) would be entitled to severance compensation consisting of two years base salary, an amount equivalent to two times their average bonus of the prior three years (with the average capped at current base salary), as well as a proportionate amount of any payment due under the then-current management incentive plan and accelerated vesting of time-based equity awards. In the event of termination on account of disability or death, such officers would be entitled to compensation consisting of one year base salary, as well as a proportionate amount of any payment due under the then-current management incentive plan, accelerated vesting of time-based equity awards, and a proportionate amount of shares earned pursuant to performance-based equity awards. The agreement also includes restrictive covenants with respect to non-competition, non-solicitation and confidentiality.

Change-In-Control

The Company has also entered into separate “double-trigger” Change-in-Control Agreements (the “CIC Agreements”) with each of Messrs. Lippert, Mereness and Hall (individually, the “Executive”). The CIC Agreements provide for severance payable upon a Company-initiated termination or a voluntary termination, within one year following, or 120 days prior to, a change-in-control, or a termination initiated by the Executive with good reason (defined as a reduction in the Executive’s compensation or a material change in the Executive’s authority and duty) within six months following a change-in-control. Change-in-control includes acquisition of 30 percent or more of the Company’s voting securities, or a merger resulting in a change in voting control of more than 50 percent of the voting power of the Company’s existing securities, or liquidation of the Company. The CIC Agreements provide that the Executive will receive his then effective salary, plus the average bonuses (with the average capped at current base salary) and long-term incentive compensation paid for the prior three years, for a period of two years (one year in the case of Mr. Hall) if he is involuntarily terminated or voluntarily terminates for good reason, or one year if he voluntarily terminates without good reason, subject to certain adjustments, and certain other benefits. During the period for which the Executive would receive such severance payments, the payments will be reduced by any compensation and benefits received by the Executive from other employment or consulting activities for or on behalf of the person or entity, or their affiliates, who consummated the change in control.
Based on the employment and compensation arrangements in effect as of December 31, 2016, and assuming a hypothetical termination date of December 31, 2016, including the price of the Company’s Common Stock on that date, the benefits on termination or change-in-control for our NEOs would have been as follows:

Name / Benefit	Change-in-Control Involuntary Termination or for Good Reason	Change-in-Control Voluntary Termination	Involuntary Termination Due to Disability(3)	Involuntary Termination Due to Death	Involuntary Termination Without Cause or for Good Reason
Jason D. Lippert
Base salary	$1,713,600	$856,800	$856,800	$856,800	$1,713,600
Annual bonus	1,713,600	856,800	5,826,881	5,826,881	7,540,481
Long-term incentive bonus	4,305,204	2,152,602	—	—	—
Other benefits	46,498	23,249	32,893	32,893	67,698
Acceleration of unvested equity	3,943,554	3,943,554	3,943,554	3,943,554	3,943,554
Total Benefits(1)	$11,722,456	$7,833,005	$10,660,128	$10,660,128	$13,265,333

Scott T. Mereness
Base salary	$1,178,100	$589,050	$589,050	$589,050	$1,178,100
Annual bonus	1,178,100	589,050	4,573,630	4,573,630	5,751,730
Long-term incentive bonus	3,054,398	1,527,199	—	—	—
Other benefits	45,090	22,545	32,129	32,129	66,290
Acceleration of unvested equity	2,884,312	2,884,312	2,884,312	2,884,312	2,884,312
Total Benefits(1)	$8,340,000	$5,612,156	$8,079,121	$8,079,121	$9,880,432

Name / Benefit	Change-in-Control Involuntary Termination or for Good Reason	Change-in-Control Voluntary Termination	Involuntary Termination Due to Disability(3)	Involuntary Termination Due to Death	Involuntary Termination Without Cause or for Good Reason
Brian M. Hall
Base salary	$275,000	$275,000	$275,000	$275,000	$275,000
Annual bonus	43,023	43,023	99,611	99,611	142,634
Long-term incentive bonus	19,775	19,775	—	—	—
Other benefits	16,727	16,727	27,206	27,206	54,654
Acceleration of unvested equity	697,039	697,039	697,039	697,039	697,039
Total Benefits	$1,051,564	$1,051,564	$1,098,856	$1,098,856	$1,169,327

David M. Smith
Base salary	$—	$—	$—	$—	$—
Annual bonus	—	—	—	—	1,105,957
Long-term incentive bonus	—	—	—	—	—
Other benefits	—	—	—	—	156,465
Acceleration of unvested equity	—	—	—	—	—
Total Benefits(2)	$—	$—	$—	$—	$1,262,422

Jamie M. Schnur
Base salary	$—	$—	$389,385	$389,385	$778,770
Annual bonus	—	—	1,770,033	1,770,033	2,548,803
Long-term incentive bonus	—	—	—	—	—
Other benefits	—	—	25,582	25,582	53,198
Acceleration of unvested equity	1,358,792	1,358,792	1,358,792	1,358,792	1,358,792
Total Benefits(1)	$1,358,792	$1,358,792	$3,543,792	$3,543,792	$4,739,563

Nick C. Fletcher
Base salary	$—	$—	$295,800	$295,800	$591,600
Annual bonus	—	—	563,314	563,314	1,073,564
Long-term incentive bonus	—	—	—	—	—
Other benefits	—	—	33,279	33,279	67,590
Acceleration of unvested equity	661,942	661,942	661,942	661,942	661,942
Total Benefits	$661,942	$661,942	$1,554,335	$1,554,335	$2,394,696

(1)
Deferred compensation balances are not included above as the Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions.

(2)
Mr. Smith’s employment with the Company terminated effective December 31, 2016. The amounts shown reflect the amounts actually payable pursuant to his separation agreement with the Company. He received proportionate payment under the 2016 Annual Incentive Program. All equity awards were forfeited.

(3)	Amounts payable by the Company will be reduced by the disability payments received by the Executive.
TRANSACTIONS WITH RELATED PERSONS
The Company currently has over 7,500 employees and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent Directors and executive officers. The compensation of each of the following employees was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.
During 2016, the Company employed Jason D. Lippert, as Chief Executive Officer of the Company, who received total salary and incentive compensation of $5,796,811 (see “Executive Compensation – Summary Compensation Table”), and at Lippert Components Jarod Lippert, Director of Marketing and Media, who received salary and bonus of $199,650 and Jayde Lippert, Warehouse Manager, who received a salary of $63,942. Jason D. Lippert, Jarod Lippert and Jayde Lippert, brothers, have been employed by Lippert Components in excess of twenty-three, fifteen and two years, respectively.
Conflicts of Interest
The Company’s written Guidelines for Business Conduct, applicable to all Directors, officers and management-level employees, provide that any interests or activities of a Director, officer or applicable employee that could, or could appear to, create a conflict of interest must be disclosed to the Chief Legal Officer of the Company. A conflict of interest exists if the Director, officer or applicable employee has any interests or activities outside the Company that he or she could benefit from to the detriment of the Company, or that could, or could appear to, influence his or her actions on behalf of the Company. The Company’s Governance Principles provide that if an actual or potential conflict of interest arises for a Director, the Director must promptly inform the Chief Executive Officer and the Chairman of the Board. The Corporate Governance and Nominating Committee shall resolve any such conflicts. If a significant conflict exists and cannot be resolved, the Director should resign. All Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Audit Committee shall resolve any conflict of interest question involving the Chief Executive Officer, President, Chief Financial Officer, or any other executive officer of the Company. The Chief Executive Officer is charged with resolving any conflict of interest issue involving any other officer or employee of the Company or its subsidiaries, and reports such conflicts of interest, if any, and the resolution thereof to the Audit Committee chair on a quarterly basis.
Approval of Certain Related Person Transactions

The Corporate Governance and Nominating Committee is also charged with reviewing and approving or ratifying any transaction between the Company and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this practice the terms “transaction” and “related person” have the meaning contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Committee shall consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of the Company; and

•	any other matters the Committee deems appropriate, including any third-party fairness opinions or other expert review obtained by the Company in connection with transaction.

Any Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such Director may be counted in determining the presence of a quorum at a meeting of the Committee which considers the transaction.
Indemnification
In accordance with Section 102(b)(7) of the Delaware General Corporate Law, the Company’s Restated Certificate of Incorporation provides that no Director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.
Additionally, Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.
The Company’s Restated Certificate of Incorporation provides that the Company may indemnify its officers, Directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, the Company has Indemnification Agreements with each of its Directors and executive officers. The agreements incorporate into contract the Company’s existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, and as provided by Section 145 of the Delaware General Corporation Law. Management believes that it is in the best interests of the Company to make service to the Company more attractive to existing and prospective Directors and executive officers by virtue of the security afforded by contract.
Compensation Committee Interlocks and Insider Participation
During fiscal 2016, the Compensation Committee of our Board of Directors was comprised of Messrs. Deely, Gero, Graham, Lowe and O’Sullivan, all of whom are independent, outside directors. No member of this Committee has had any relationship with our Company requiring disclosure in this Proxy Statement other than service as a director. No executive officer of the Company serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee, and there are no “interlocks,” as defined by the SEC.
Proposal 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
SEC rules require that the Company seek a non-binding advisory vote from its stockholders to approve the compensation of our Named Executive Officers as described in this Proxy Statement in accordance with SEC rules.
Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and stockholder interests. Accordingly, we rewarded performance in excess of pre-established targets of earnings, and return on invested capital, and we avoided establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.
At the Annual Meeting of Stockholders held on May 26, 2016, our stockholders approved, in an advisory vote, the compensation paid to our NEOs for 2015. In the advisory vote, 74 percent of the votes cast voted in favor of the 2015 compensation. Although the vote was non-binding, the Committee reviewed the results of the vote and considered the high approval rate as an indication that our stockholders generally support the Company’s executive compensation philosophy and decisions. In addition, the Proxy Statement for the 2016 Annual Meeting contained a description of the new executive compensation program adopted by the Compensation Committee for the fiscal year 2016. The compensation paid to our NEOs for 2016 was paid in accordance with such program, as further described in this Proxy Statement. However, the Compensation Committee also took note of the decrease in support for the Company’s executive compensation program at the 2016 Annual Meeting compared to prior years. As a result, the Compensation Committee worked to restructure the compensation program for our Chief Executive Officer and President, with the restructured program effective for 2017. The new compensation structure for our CEO and President is described on pages 27 and 28 of this Proxy Statement.
We are requesting stockholder advisory approval of the compensation paid to our NEOs as described in this Proxy Statement, including the disclosures under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion. The vote is intended to address the overall compensation paid to our NEOs and the policies and practices described in this Proxy Statement.
The vote is advisory and therefore not binding on the Company or the Compensation Committee or the Board of Directors. However, we value the opinions of our stockholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.
For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”
The affirmative vote of a majority in voting power of the outstanding shares of Common Stock which are present or represented by proxy and entitled to vote at the Annual Meeting is required for advisory approval of the foregoing non-binding resolution. See “Voting Securities – Vote Required on Proposals.”
The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation paid to our Named Executive Officers as described in this Proxy Statement.

Proposal 3. ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, LCI Industries is providing its stockholders with a non-binding advisory vote on the frequency with which our stockholders will, in future years, have a non-binding advisory vote on executive compensation as provided for in the previous proposal. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, stockholders may abstain from voting. The Company is required to hold an advisory vote on frequency at least once every six years.

After consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year continues to be the most appropriate alternative for LCI Industries. Therefore, the Board of Directors recommends that you vote FOR an annual advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that LCI Industries shall hold a stockholder advisory vote to approve the compensation of its Named Executive Officers once every one year, two years or three years, with consideration for the option that receives the highest number of votes cast for this resolution.”

The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by stockholders.

The Board of Directors recommends that you vote FOR a frequency of ONE YEAR as most appropriate for the Company and its stockholders at this time.

Proposal 4. APPOINTMENT OF AUDITORS
It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG LLP (“KPMG”) as independent auditors for the purpose of auditing and reporting on the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2017. KPMG is an independent registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 25, 2017 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the Meeting.
Fees for Independent Auditors
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports	$994,000	$975,000

Audit-Related Fees:
Consists primarily of fees billed for transaction related services	$162,000	$313,900

Tax Fees:
Consists of fees billed for tax planning and compliance, assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the Company and advice on other tax related matters	$63,000	$20,200

All Other Fees:
Other Services	$—	$—

Total All Fees	$1,219,000	$1,309,100
As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to Management its responsibilities to pre-approve services performed by the independent auditors.
In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2017, the Audit Committee has determined that the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG LLP.
The affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock which are present or represented by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of KPMG. See “Voting Securities – Vote Required on Proposals.”
The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee serves as the representative of the Company’s Board of Directors, and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls, as well as the appointment, compensation and oversight of the Company’s independent auditor. The Committee operates under a written charter, a copy of which is available on the Company’s website at www.lci1.com\investors. The Committee currently consists of David A. Reed (Chairman), Frank J. Crespo, James F. Gero, Frederick B. Hegi, Jr., and Kieran M. O’Sullivan, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC.
Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, and to issue a report thereon. KPMG is also responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of Management and other advisors retained by the Company, and KPMG’s opinion on the Company’s consolidated financial statements.
The Committee has met and held discussions with Management and KPMG. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with Management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Committee reviewed and discussed with KPMG the consolidated financial statements, and KPMG’s evaluation of the Company’s internal controls over financial reporting. The Committee also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the PCAOB.
In fulfilling the Committee’s oversight responsibility of the external auditor, the Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the auditor, lead partner selection and auditor tenure. The current lead audit partner for the Company has held that position since 2013. The Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with KPMG their independence.
The Committee considered whether non-audit services provided by, and fees paid to, KPMG are compatible with maintaining their independence. The Committee concluded that non-audit services provided by KPMG during the year ended December 31, 2016, which consisted of tax planning and compliance, and other accounting and audit-related services, were compatible with KPMG’s independence.
Based on the Committee’s discussion with Management and KPMG and the Committee’s review of the representations of Management and the report of KPMG to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

AUDIT COMMITTEE David A. Reed, Chairman Frank J. Crespo James F. Gero Frederick B. Hegi, Jr. Kieran M. O’Sullivan
The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

TRANSACTION OF OTHER BUSINESS
As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment, subject to NYSE rules.
STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in May 2018, the Company must receive the written proposal at its principal executive offices on or before December 12, 2017. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Additionally, in order for other business to be properly brought before the Annual Meeting to be held in May 2018 by a stockholder, in accordance with the Company’s bylaws, all proposals which stockholders of the Company desire to present at the 2018 Annual Meeting must be received by the Company at its principal executive offices no later than close of business on February 24, 2018 (and no earlier than close of business on January 25, 2018). Such notice must set forth a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder, and as to the stockholder giving the notice, such additional information as required by the Company’s bylaws. Such notice should be sent to:

Secretary
LCI Industries
3501 County Road 6 East
Elkhart, IN 46514
Additional requirements relating to a notice of director nomination are described in this Proxy Statement under the caption “Proposal 1. Election of Directors – Director Qualifications and Selection Process.”

By Order of the Board of Directors

ROBERT A. KUHNS

Vice President-Chief Legal Officer and Secretary

April 11, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25747-P86709

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LCI INDUSTRIES

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James F. Gero
02) Frederick B. Hegi, Jr.
03) David A. Reed
04) John B. Lowe, Jr.
05) Jason D. Lippert
06) Brendan J. Deely
07) Frank J. Crespo
08) Kieran M. O'Sullivan
09) Tracy D. Graham

The Board of Directors recommends you vote FOR proposals 2 and 4, and 1 YEAR for proposal 3:

	For	Against	Abstain
2. Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐

Note: In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2017 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25748-P86709

LCI INDUSTRIES
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2017

The stockholder(s) hereby appoint(s) Jason D. Lippert and Brian M. Hall, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LCI Industries that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Eastern Time, on May 25, 2017, at the JW Marriott Essex House, 160 Central Park S., New York, New York 10019, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 4, 1 YEAR FOR PROPOSAL 3, AND UPON ALL OTHER MATTERS, THE PROXIES WILL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

V.1.1